UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A
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Mueller Water Products, Inc.
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December 13, 2018
To My Fellow Stockholders:
It is my pleasure to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Mueller Water Products, Inc. The meeting will be held on January 23, 2019 at 10:00 A.M., Eastern Time, in the Peachtree Dunwoody Room on the 3rd Floor of Building 500 at Northpark Town Center, located at 1100 Abernathy Road, N.E. in Atlanta, Georgia. The meeting will begin with voting on the matters described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, followed by my report on our company’s financial performance and operations.
The Board appreciates and encourages stockholder participation in our affairs. Whether or not you plan to attend the meeting, it is important your shares be represented and voted.
Sincerely,
Scott Hall
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT TO US. PLEASE REVIEW THE ATTACHED MATERIALS AND SUBMIT YOUR VOTE PROMPTLY.

______________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 23, 2019
 ______________________________

To the Stockholders of Mueller Water Products, Inc.:
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of Mueller Water Products, Inc. will be held at 10:00 A.M., Eastern Time, on Wednesday, January 23, 2019 in the Peachtree Dunwoody Room on the 3rd Floor of Building 500 at Northpark Town Center, located at 1100 Abernathy Road, N.E., in Atlanta, Georgia, for the following purposes:

1.	To elect nine directors;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2019; and

4.	To transact any other business properly brought before the Annual Meeting and any reconvened or rescheduled meeting following any adjournments or postponements thereof.
Only our stockholders at the close of business on December 6, 2018, the record date for voting at the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.
This Proxy Statement and our 2018 Annual Report are available at www.proxyvote.com (for beneficial stockholders) and www.edocumentview.com/mwa (for registered stockholders).
We use Securities and Exchange Commission rules allowing issuers to furnish proxy materials to their stockholders over the Internet. A Notice of Internet Availability of Proxy Materials or this Proxy Statement will first be mailed to our stockholders on or about December 13, 2018. Please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card you received for information on how to vote your shares and to ensure your shares will be represented and voted at the Annual Meeting.
By Order of the Board of Directors.
Steven S. Heinrichs
Corporate Secretary
Atlanta, Georgia
December 13, 2018

Please note attendance at the Annual Meeting will be limited to stockholders of Mueller Water Products, Inc. (or their authorized representatives) as of December 6, 2018. You will be required to provide the admission ticket that is detachable from your proxy card or other evidence of ownership, along with photo identification. If your shares are held by a bank or broker, please bring your bank or broker statement evidencing your beneficial ownership of our common stock (“Common Stock”) as of the record date to gain admission to the Annual Meeting.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

2019 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, January 23, 2019; 10:00 A.M., Eastern Time
Place:	Peachtree Dunwoody Room, 3rd Floor, Building 500 Northpark Town Center, 1100 Abernathy Road, N.E. Atlanta, Georgia
Record Date:	December 6, 2018
Voting:	Stockholders as of the record date may vote by Internet, telephone, signing and dating the proxy card or in person at the Annual Meeting.
VOTING MATTERS
Matter	Board of Directors’ recommendations
• Election of nine directors	FOR each director nominee
• Advisory resolution to approve executive compensation	FOR
• Ratification of the appointment of our independent registered public accounting firm for fiscal 2019	FOR
Notable Achievements in Fiscal 2018

•	In June 2018, we paid off our $484 million senior secured term loan through the issuance of $450 million aggregate principal amount of 5.50% Senior Notes due 2026.

•	We launched our new Mueller brand identity in September 2018 to more closely align our family of brands in support of our ongoing efforts to drive revenue growth.

•
In accordance with the strategic reorganization we announced last year, we re-configured our divisional structure around products, with five business teams that have line and cross-functional responsibility for managing specific product portfolios. Under the new organizational structure, engineering, operations, sales & marketing and other functions have been centralized to better align with business needs and generate greater efficiency. The changes we have made over the past year have led to improved execution of our key initiatives across the organization.

In fiscal 2018, we improved our operating performance and executed initiatives to return value to our stockholders.

Strong Operating Results
We increased net sales 10.9% over the prior year to $916.0 million. Our operating income and net income in fiscal 2018 were $121.7 million and $105.6 million, respectively.  Adjusted operating income improved 11.4% to $137.3 million, from $123.3 million in fiscal 2017.
Increased dividend We increased our quarterly dividend per share to $0.05 from $0.04. We paid $30.1 million of dividends in fiscal 2018.
Repurchased Shares We repurchased $30.0 million of our outstanding Common Stock during fiscal 2018.

Highlights of 2018 Performance Related to Executive Compensation
The Compensation and Human Resources Committee used several performance elements, including those set forth below, to assess and determine incentive plan compensation earned during fiscal 2018.

	Net Sales	Performance Evaluation Basis Adjusted Operating Income	Performance Evaluation Basis Adjusted Cash Flow from Operations	Performance Evaluation Basis Return on Net Assets
	($ in millions)			(%)
2018	$916.0	$132.2	$143.8	48.5%
See “Compensation Discussion and Analysis — Highlights of 2018 Performance Related to Executive Compensation” for more information and Exhibit A for a reconciliation of the non-GAAP financial measures used in determining executive compensation to GAAP financial results.

Highlights of 2018 Executive Compensation
We design our executive compensation programs to target total compensation for executives at or about the 50th percentile (plus or minus 15%) of our customized peer group. The principal elements of these compensation programs are base salary, annual performance-based cash bonus, long-term incentive and performance-based equity compensation, as well as broad-based employee benefit plans.

•
We structure a significant portion of our executives’ overall compensation as incentive compensation. For fiscal 2018, incentive compensation, which includes performance-based compensation, represented approximately 81% of the total target compensation of Scott Hall, our CEO, and an average of 71% of the total target compensation of our other continuing named executives officers’, excluding Mr. Heinrichs.

•
We structure performance-based compensation to pay for performance. Performance-based incentive compensation represented 52% of our CEO’s total target compensation for fiscal 2018. We set clear and measurable financial goals for Company performance. In evaluating individual performance, we assess progress toward strategic priorities.

•	We paid performance-based compensation for fiscal 2018 that reflects Company performance.

◦	Our named executive officers’ compensation was positively affected by Company performance in relation to targets set for fiscal 2018.

◦	Annual cash bonuses earned by our continuing named executive officers’ were 132% of target.

◦	Long-term compensation was achieved at 135.7% of target for fiscal 2018 based on our return on net assets.

•	We continue to maintain best practices for executive compensation.

◦	We design our compensation programs to mitigate risk.

◦	Our equity incentive plan prohibits the repricing or exchange of equity-based awards.

◦	We prohibit hedging and pledging of our Common Stock by executives or directors.

◦	Our executives and directors are subject to stock ownership guidelines.

◦	We can “clawback” cash- or equity-based compensation paid to executives under certain circumstances.

◦	We do not provide excise tax gross-up benefits.
See “Compensation Discussion and Analysis — Executive Compensation Program Overview”, “— Other Factors Considered by the Compensation Committee” and “— Other Compensation Practices and Policies” for more information regarding our compensation philosophy, structure and developments.

DIRECTOR NOMINEES
Each director stands for election annually. All nominees are independent, except Mr. Hall, our President and CEO. The Board held 10 meetings in fiscal 2018 and each director attended at least 95% of the total number of meetings of the Board and committees of which he or she was a member.
The following table provides summary information about each director nominee. See “Matters to be Voted On — Proposal One” for more information about each nominee.

Name	Age	Director Since	Independent	Experience	Board Committees(1)
Shirley C. Franklin	73	2010		Executive Chair of Purpose Built Communities, Inc.; former Mayor of Atlanta	Comp; EHS
Scott Hall	54	2017		President and Chief Executive Officer of Mueller Water Products, Inc.	Exec*
Thomas J. Hansen	69	2011		Former Vice Chairman of Illinois Tool Works Inc.	Audit; EHS
Jerry W. Kolb	82	2006		Retired Vice Chairman of Deloitte & Touche LLP	Audit*; Comp; Governance
Mark J. O’Brien(2)	75	2006		Former Chairman and Chief Executive Officer of Walter Investment Management Corp.	Exec
Christine Ortiz	48	New Director Nominee		Morris Cohen Professor of Materials Science and Engineering at Massachusetts Institute of Technology	EHS(3)
Bernard G. Rethore	77	2006		Chairman Emeritus and former Chief Executive Officer of Flowserve Corporation	Audit; Governance*; Exec
Lydia W. Thomas	74	2008		Retired President and Chief Executive Officer of Noblis, Inc.	EHS*; Governance
Michael T. Tokarz	69	2006		Chairman of Tokarz Group, LLC	Comp*; Governance; Exec
* Denotes committee chairperson

(1)
Audit = Audit Committee; Comp = Compensation and Human Resources Committee; EHS = Environment, Health and Safety Committee; Exec = Executive Committee; Governance = Nominating and Corporate Governance Committee

(2)	Mr. O’Brien serves as our Non-Executive Chairman. See “Corporate Governance — Board Operations — Board Leadership Structure” for more information.

(3)	Expected to serve on EHS Committee if elected to the Board.

MATTERS TO BE VOTED ON
PROPOSAL ONE:
ELECTION OF DIRECTORS
The Nominating and Corporate Governance Committee (the “Governance Committee”) is responsible for identifying qualified candidates to serve on the Board and recommending nominees to be submitted to our stockholders for election at each annual meeting of stockholders. After the Governance Committee completes its evaluation of candidates, it presents its recommendation to the Board for consideration and approval.
We strive to maintain a well-rounded and diverse Board that balances industry expertise with independence and the institutional knowledge of longer-tenured directors with the fresh perspectives brought by new directors. Focusing on our current and anticipated strategic and operating requirements and as part of our continued efforts to broaden our skill and gender diversity, the Board, per the recommendation of the Governance Committee, has nominated Dr. Christine Ortiz for election at the Annual Meeting. With the anticipated election of Dr. Ortiz, the size of the Board will increase from eight members to nine.
The Governance Committee uses a matrix of key skills and experiences to evaluate candidates. The Governance Committee carefully reviews all directors and director candidates in light of these factors based on the context of the current and anticipated composition of the Board and our current and anticipated strategic and operating requirements. In reviewing a director candidate, the Governance Committee considers the following elements as qualifications required of all directors: ✓

• Personal ethics and integrity	• Collaborative skills	• Commitment
• Independence	• Interpersonal skills	• Business acumen
The Governance Committee does not expect or intend each director to have the same background, skills and experiences; instead, it expects the Board to be comprised of directors with diverse backgrounds, skills and experiences. Although the Board does not have a formal policy regarding diversity, diversity is among the criteria considered by the Board when evaluating candidates. Diversity may include gender, race, ethnicity, geographic origin/foreign citizenship or personal, educational and professional experience. The Governance Committee further believes the backgrounds and qualifications of the directors, considered as a group, should provide an appropriate mix of experience, knowledge and abilities that will enhance the Board’s oversight role.
Set forth below is a summary of the key areas of skills and experience reflected in our director nominees.

SKILLS & EXPERIENCE
	Franklin	Hall	Hansen	Kolb	O’Brien	Ortiz	Rethore	Thomas	Tokarz
CEO/Executive Leadership
Corporate Governance
Financial/Capital Allocation
Government and Regulatory Affairs
International Business
Marketing
Mergers and Acquisitions
Multiple-Part Manufacturing
Offshore Sourcing
Strategic Planning
Compliance/Risk Management
Environment, Health and Safety
Technology/Systems
Materials Science and Engineering

After evaluating each director and the composition of the full Board, the Governance Committee has recommended each director for election, as well as Dr. Ortiz. If elected, each of the nine individuals nominated for election to the Board will hold office until the 2020 Annual Meeting of Stockholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. However, if for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board. In lieu of designating a substitute nominee, the Board, in its discretion, may reduce the number of directors.
Information about the nominees, including information concerning their qualifications for office, is set forth below:

Shirley C. Franklin

Age: 73
Director since: 2010
Board committees: Compensation, EHS
Other public company boards within the last five years: Delta Air Lines, Inc.

Ms. Franklin serves as Executive Chair of the board of directors of Purpose Built Communities, Inc., a national non-profit organization that works to transform struggling neighborhoods into sustainable communities. She also serves as Co-Chair of the Atlanta Regional Commission on Homelessness and as Chair of the board of directors of the National Center for Civil and Human Rights.  From 2002 to 2010, Ms. Franklin served as mayor of Atlanta, Georgia. She earned a Bachelor of Science degree in sociology from Howard University and a Master’s degree in sociology from the University of Pennsylvania.

The Board considered Ms. Franklin’s record of civic involvement and significant executive management experience, which has spanned three decades. In addition, during her service as mayor of Atlanta, Ms. Franklin worked to rebuild the city’s water infrastructure.

J. Scott Hall

Age: 54
Director since: 2017
Board committees: Executive
Mr. Hall has served as our President and Chief Executive Officer since January 2017. He served as President and CEO of Textron’s Industrial segment from December 2009 until January 2017. Mr. Hall joined Textron in 2001 as president of Tempo, a multi-facility roll-up of communication test equipment. He was named president of Greenlee in 2003 when Tempo became part of the Greenlee business unit. Prior to joining Textron, Mr. Hall had several leadership roles at General Cable, a leading manufacturer of wire and cable. Mr. Hall ran General Cable’s Canadian businesses before taking over responsibility for General Cable’s Global Communications business. Mr. Hall received his Bachelor of Commerce degree from Memorial University of Newfoundland and his MBA from the University of Western Ontario Ivey School of Business.
The Board considered Mr. Hall’s commercial experience and business leadership skills gained from his past and current positions in management.

Thomas J. Hansen
Age: 69
Director since: 2011
Board committees: Audit, EHS
Other public company boards within the last five years: Standex International Corporation, Terex Corporation
Until 2012, Mr. Hansen served as Vice Chairman of Illinois Tool Works Inc. (“ITW”), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment. He joined ITW in 1980 as a sales and marketing manager of the Shakeproof Industrial Products businesses. From 1998 to 2006, Mr. Hansen served as Executive Vice President of ITW. He earned a Bachelor of Science degree in marketing from Northern Illinois University and a Master of Business Administration degree from Governors State University.
The Board considered Mr. Hansen’s experience as a senior executive of a large diversified industrial manufacturing company that faces many of the same economic, social and governance issues we face.

Jerry W. Kolb

Age: 82
Director since: 2006
Board committees: Audit (Chair), Governance, Compensation
Other public company boards within the last five years: Walter Energy, Inc.

From 1986 to 1998, Mr. Kolb served as a Vice Chairman of Deloitte & Touche LLP, a registered public accounting firm. He is a certified public accountant. Mr. Kolb earned a Bachelor of Science degree in accountancy, with highest honors, from the University of Illinois and a Master of Business Administration degree from DePaul University.

The Board considered Mr. Kolb’s broad perspective in accounting and financial reporting matters and his extensive experience in audit, finance and compensation matters and in executive management based on his 41-year career with Deloitte & Touche.

Mark J. O’Brien
Age: 75
Director since: 2006
Board committees: Executive and ex officio member of all other standing committees
Other public company boards within the last five years: Walter Investment Management Corp.
Mr. O’Brien serves as our Non-Executive Chairman. He served as Chairman of Walter Investment Management Corp. (formerly Walter Industries’ Homes Business), a mortgage portfolio owner and mortgage originator and servicer, from 2009 through December 2015, and he served as its Chief Executive Officer from 2009 to October 2015. Mr. O'Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate management and investment firm, since 2004. He served in various executive capacities at Pulte Homes, Inc., a home building company, for 21 years, retiring as President and Chief Executive Officer in 2003. Mr. O'Brien earned a Bachelor of Arts degree in history from the University of Miami.
The Board considered Mr. O’Brien’s knowledge of capital markets, municipal finance and the homebuilding and real estate sectors of the economy.

Christine Ortiz
Age: 48
Nominated: November 2018
Board committees: EHS (Designate)
Dr. Ortiz is the Morris Cohen Professor of Materials Science and Engineering at the Massachusetts Institute of Technology. The author of more than 180 scholarly publications, she has supervised research projects across multiple academic disciplines, received 30 national and international honors, including the Presidential Early Career Award in Science and Engineering awarded to her by President George W. Bush, and served as the Dean for Graduate Education at MIT from 2010 to 2016. She is also the founder of an innovative, nonprofit, post-secondary educational institution, Station1. Dr. Ortiz earned a B.S. from Rensselaer Polytechnic Institute and an M.S. and Ph.D. from Cornell University, all in the field of materials science and engineering.
The Board considered Dr. Ortiz’s background as a dean, a social entrepreneur and a distinguished scientist and engineer whose research focuses on multi-scale mechanics of structural materials, materials design, nanotechnology, additive manufacturing, and computational materials.

Bernard G. Rethore
Age: 77
Director since: 2006
Board committees: Audit, Governance (Chair), Executive
Other public company boards within the last five years: Dover Corp., Walter Energy, Inc., Belden, Inc.
Mr. Rethore has served as Chairman Emeritus of Flowserve Corporation, a manufacturer of pumps, valves, seals and components, since 2000. From January 2000 to April 2000, he served as Flowserve’s Chairman. Mr. Rethore had previously served as its Chairman, President and Chief Executive Officer. In 2008, Mr. Rethore was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year, and in 2012, he was designated a Board Leadership Fellow by the National Association of Corporate Directors. He earned a Bachelor of Arts degree in Economics (Honors) from Yale University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania, where he was a Joseph P. Wharton Scholar and Fellow.
The Board considered Mr. Rethore’s more than 30 years of experience at senior executive level positions with public manufacturing companies and his service on the boards of multiple public companies, as a member and chair of their executive, audit, compensation, environment, health and safety, governance and special committees. His extensive management and board experience make him a valuable contributor to the Board on matters involving business strategy, capital allocation, merger and acquisition opportunities and corporate governance.

Lydia W. Thomas
Age: 74
Director since: 2008
Board committees: Governance, EHS (Chair)
Other public company boards: Washington Mutual Investors Fund
Other public company boards within the last five years: Cabot Corporation
Dr. Thomas served as President and Chief Executive Officer of Noblis, Inc., a public interest scientific research, technology and strategy company, from 1996 to 2007. She was previously with The MITRE Corporation, Center for Environment, Resources and Space, serving as Senior Vice President and General Manager from 1992 to 1996, Vice President from 1989 to 1992 and Technical Director from 1982 to 1989. In 2013, she was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year. Dr. Thomas earned a Bachelor of Science degree in zoology from Howard University, a Master of Science degree in microbiology from American University and a Doctor of Philosophy degree in cytology from Howard University.
The Board considered Dr. Thomas’ extensive experience at senior executive level positions and particular expertise related to information technology and environment, health and safety matters.

Michael T. Tokarz
Age: 69
Director since: 2006
Board committees: Compensation (Chair), Governance, Executive
Other public company boards: MVC Capital, Inc. (Chairman)
Other public company boards within the last five years: Walter Energy, Inc., Dakota Growers Pasta Company, IDEX Corporation, CNO Financial Group, Inc., Walter Investment Management Corp.
Since 2002, Mr. Tokarz has served as a member of the Tokarz Group, LLC, an investment company. From 1996 until 2002, Mr. Tokarz served as a member of the limited liability company that serves as the general partner of Kohlberg Kravis Roberts & Co. L.P., a private equity company. In 2007, he was honored by the Outstanding Directors Exchange as an Outstanding Director of the Year. He earned a Bachelor of Arts degree in economics with high distinction and a Master of Business Administration degree in finance from the University of Illinois.
The Board considered Mr. Tokarz’s knowledge and experience in banking and finance, his entrepreneurial and business leadership skills, his more than 20 years of board experience with publicly traded companies and his corporate governance training.

The affirmative vote of a majority of the votes cast in respect of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote shall be required to elect these nominees (or a substitute nominee as designated by the Board) to serve as directors, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her irrevocable offer of resignation to the Board. The Board can then choose to accept the resignation, reject it or take such other action that the Board deems appropriate. See “Corporate Governance — Overview” for more information.

The Board recommends a vote FOR each nominee for director.

PROPOSAL TWO:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We provide our stockholders with the annual opportunity to cast an advisory vote to approve the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our stockholders about executive compensation. Our Compensation and Human Resources Committee (the “Compensation Committee”) sets executive compensation.
The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term stockholder value. To meet this objective, the Compensation Committee has designed compensation plans for our executive officers that target total compensation at or about the 50th percentile (plus or minus 15%) of our customized peer group. A significant portion of our executives’ overall compensation is structured as incentive compensation. For fiscal 2018, incentive compensation represented approximately 81% of our current CEO’s total target compensation, and an average of 71% of the total target compensation of the other continuing named executive officers. We believe an emphasis on both short-term and long-term incentive compensation aligns executives’ and stockholders’ interests.
We encourage our stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Board and the Compensation Committee believe these policies and procedures are strongly aligned with the long-term interests of our stockholders and are effective in implementing our compensation philosophy and in achieving our strategic goals.
Accordingly, we ask for stockholder approval of the following resolution:
RESOLVED, that the stockholders of Mueller Water Products, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the Company’s proxy statement for the 2019 annual meeting of stockholders.
At last year’s annual meeting of stockholders, approximately 94% of votes cast were in support of the compensation of our named executive officers. The Compensation Committee will once again consider the result of this year’s vote, as well as other communications from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program. See “Compensation Discussion and Analysis — Highlights of 2018 Executive Compensation”.

The Board recommends a vote FOR Proposal Two.

PROPOSAL THREE:
RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has authority to retain and terminate the services of our independent registered public accounting firm. The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending September 30, 2019, subject to negotiation of definitive fee arrangements. Although stockholder ratification of Ernst & Young’s appointment is not required, the Board believes submitting the appointment to our stockholders for ratification is a matter of good corporate governance. See below for a description of the fees Ernst & Young billed us for fiscal 2018 and fiscal 2017.
A representative of Ernst & Young is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to stockholder questions.

The Board recommends a vote FOR Proposal Three.
FEES AND SERVICES OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee appointed Ernst & Young as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for fiscal 2018.
Audit Fees and Other Fees
The following table shows the approximate fees for audit and other services provided by Ernst & Young for fiscal years 2018 and 2017 (in millions). All fees in 2018 and 2017 were pre-approved by the Audit Committee.

	2018	2017
Audit fees(1)	$2.4	$2.4
Audit-related fees	—	—
Tax fees	0.1	0.4
Total fees	$2.5	$2.8

(1)	Reflects fees for professional services performed by Ernst & Young for annual audits (including out-of-pocket expenses) and quarterly limited reviews of our consolidated financial statements.
Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the Securities and Exchange Commission (“SEC”) rules on auditor independence and whether the independent registered public accounting firm is able to provide the most effective service. Non-audit fees to be incurred by the independent registered public accounting firm for services permitted by the Sarbanes-Oxley Act of 2002 to be performed by such firm must be approved in advance by the Audit Committee Chairman (for individual projects in amounts up to $100,000) or the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure the services are within the parameters approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
Committee Composition and Skills
The Audit Committee is comprised of three independent directors meeting the requirements of applicable SEC and The New York Stock Exchange (“NYSE”) rules. The Board has determined all Audit Committee members are “financially literate” for purposes of the NYSE Listed Company Manual (the “NYSE Manual”) and qualify as audit committee “financial experts” within the meaning of the rules and regulations of the SEC. See “Matters to be Voted On — Proposal One” for a description of the business background of each member. No member of the Audit Committee serves on the audit committee of more than three public companies.
Meetings
The Audit Committee met 14 times during fiscal 2018, including eight times by teleconference. Meetings include periodic executive sessions with the independent registered public accounting firm, our internal auditors and our management.
Responsibilities of the Audit Committee, Management and the Independent Auditor
The Audit Committee’s key responsibilities are set forth in its charter, which was approved by the Board and is available on our website at www.muellerwaterproducts.com. See “Corporate Governance — Board Operations — Board Committee Information” for more information concerning the Audit Committee and its responsibilities. For the audit of our consolidated financial statements for fiscal 2018 and our internal control over financial reporting:

•
Management was primarily responsible for preparing our financial statements and establishing and maintaining effective internal control over financial reporting. The Audit Committee was responsible for monitoring and overseeing our financial reporting and audit functions, as well as our internal control over financial reporting and disclosure.

•
Ernst & Young, our independent registered public accounting firm for fiscal 2018, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and was also responsible for performing an independent audit of, and expressing an opinion on, our internal control over financial reporting.

•
The Audit Committee reviewed and discussed with management and Ernst & Young the audited consolidated financial statements for the year ended September 30, 2018, our quarterly consolidated financial statements and operating results for each quarter in the fiscal year and the related significant accounting and disclosure issues, and the effectiveness of our internal control over financial reporting.

•
The Audit Committee reviewed management’s report contained in our annual report on Form 10-K for the year ended September 30, 2018 (“Annual Report”), as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the Annual Report related to its audits of the consolidated financial statements and internal control over financial reporting.

•
The Audit Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communication with Audit Committees.” In addition, Ernst & Young provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with Ernst & Young the firm’s independence.

Audited Consolidated Financial Statements
Based on the foregoing discussions with and reports of management and our independent registered public accounting firm and the Audit Committee’s review of the representations of management, the Audit Committee recommended to the Board the inclusion of our consolidated financial statements in the Annual Report.

Audit Committee
Jerry W. Kolb, Chair
Thomas J. Hansen
Bernard G. Rethore

CORPORATE GOVERNANCE
Overview
Our Board is committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value.
To that end, in 2017 we amended our Bylaws regarding director elections to provide that our directors must be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. In connection with this change, we also amended our Corporate Governance Guidelines (the “Guidelines”) to provide that an incumbent director who fails to receive a majority of the votes cast must tender an irrevocable offer of resignation to the Board. The Board will then consider a number of factors in determining whether to accept or reject the resignation, including the director’s contributions to the Company and the reasons he or she did not obtain the requisite stockholder vote.
Our corporate governance structure and processes are set forth in our key governance documents, including the Guidelines. The Guidelines govern the operation of the Board and its committees and guide the Board and its committees in the execution of their respective responsibilities. The Governance Committee reviews the Guidelines at least annually and the Board updates the Guidelines periodically in response to changing regulatory requirements, evolving practices and otherwise as circumstances warrant.
In October 2018, a group of leading executives and institutional investors published a statement of “Commonsense Principles of Corporate Governance 2.0”, which updated the original Commonsense Principles published in July 2016. These Commonsense Principles set forth a number of recommendations and guidelines about the roles and responsibilities of boards, public companies and stockholders, and are intended to provide guidance on corporate governance that “works in the real world.”
Because we believe an important aspect of achieving a strong and effective corporate governance structure is to encourage an open dialog with our stockholders, we have reviewed our policies and procedures in light of the suggestions set forth in the Commonsense Principles. Accordingly, highlighted below are the key areas of our corporate governance practices that we believe align with the Commonsense Principles.

Board Composition and Leadership:	Our Board is led by an independent Non-Executive Chairman who is not our CEO
Each of our director nominees, other than our CEO, is independent
Our directors have complementary and diverse skills sets, backgrounds and experiences and are continually educated on our industry
Our Board size promotes an open dialogue among directors

Director Elections	We use a majority voting standard in uncontested director elections, and require incumbent directors who fail to receive a majority of the votes cast to tender their resignation
Directors are elected on an annual basis

Board Committee Structure:	We have a well-developed committee structure with clearly understood responsibilities
Each member of our standing committees is independent.

Director Effectiveness:	Our Board and committees conduct regular self-assessments, led by our Governance Committee, to assess effectiveness and areas for improvement

Director Responsibilities:	Each of our directors has input into the setting of the Board agenda
Each of our directors has unfettered access to management, and committees have the authority to retain independent advisors
Our Board frequently meets in executive session without the CEO or other members of management
Our Board focuses on significant risks and seeks the proper calibration of risk and reward while focusing on the longer-term interests of our stockholders

Director Compensation:	We pay a substantial portion of non-employee director compensation in equity awards

Corporate Governance Policies and Materials
Our Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all of our employees and directors. We also make available an ethics hotline that employees and others may use to anonymously report suspected violations of the Code of Conduct. We will disclose promptly any amendments to, or waivers from, provisions of the Code of Conduct on our website at www.muellerwaterproducts.com, as may be required under applicable rules.
Listed below are some of the Board policies and other materials relating to our corporate governance that are available on our website. We will also provide copies of any of these policies and materials without charge upon written request to our Corporate Secretary at Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The information on our website is not a part of this Proxy Statement.

• Corporate Governance Guidelines • Code of Business Conduct and Ethics • Board Committee Charters	• Certificate of Incorporation • Bylaws • Stock Ownership Guidelines
Board Composition
Board Size
The Board is currently composed of eight directors (and will be expanded to nine directors if Dr. Ortiz is elected at the Annual Meeting). Each of our director nominees is independent, except Mr. Hall, our President and CEO. The Board held 10 meetings in fiscal 2018 and each director attended at least 95% of the total number of meetings of the Board and committees of which he or she was a member.

Director Independence
The Governance Committee and the Board annually assess the outside affiliations of each director to determine if these affiliations could cause a potential conflict of interest or interfere with the director’s independence. The Guidelines set forth the categorical standards of independence for the Board. To be considered “independent” for purposes of the director qualification standards:

•	The director must meet bright-line independence standards under NYSE listing standards; and

•
The Board must affirmatively determine the director otherwise has no material relationship with us directly or as an officer, stockholder or partner of an organization that has a relationship with us. See the Guidelines on our website www.muellerwaterproducts.com for more detail.

Each of our directors, other than our CEO, is independent pursuant to our director qualification standards and each member of the Audit Committee, the Compensation Committee and the Governance Committee is independent in accordance with NYSE listing standards.

•	No member of those committees receives compensation from us other than directors’ fees and no member is an affiliated person of ours (other than by virtue of his or her directorship).

•	All members of the Audit Committee meet the additional standards for audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002.

•
All members of the Compensation Committee qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act and meet the independence requirements of NYSE listing standards and additional standards applicable to “outside directors” under Section 162(m) of the Internal Revenue Code.

Director Nomination Process
In discharging its responsibility related to director nominations, the Governance Committee receives input from other directors and, if applicable, an independent professional search firm. It also considers and evaluates candidates recommended by stockholders, as described below. The Governance Committee utilizes the same criteria to evaluate all candidates, regardless of who recommends the candidate.
The Governance Committee’s evaluation includes a reference and background check, as well as interviews and discussions about the candidate’s qualifications, availability and commitment. The Chair of the Governance Committee interviews each qualified candidate and selects candidates to be interviewed by other members of the Governance Committee. The Governance Committee reviews the results of all interviews and makes a recommendation to the full Board with respect to nominating a candidate for election to the Board. The Board expects all candidates recommended to the full Board to have received the approval of all members of the Governance Committee.
In evaluating candidates, the Governance Committee considers a variety of qualifications, experience, attributes and skills, and recognizes that a diversity of knowledge, viewpoints and experience can enhance the Board’s effectiveness. Accordingly, as part of its candidate evaluation, the Governance Committee considers how the candidate’s background, qualifications, experience, attributes and skills may enhance the quality of the Board’s deliberations and decisions.

Set forth below is a summary of the key skills and experience that is necessary for the Board as a whole. See “Matters to be Voted On — Proposal One” for information concerning each nominee’s relevant skills and experience.

•
CEO/Executive Leadership experience.  Experience serving in top management positions is important since these directors bring perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level.
•
Corporate Governance expertise.  Directors who have corporate governance experience can assist the Board in fulfilling its responsibilities related to the oversight of our legal and regulatory compliance.

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Financial/Capital Allocation expertise.  Knowledge of financial markets, financing and funding operations, accounting and financial reporting processes is important since it assists our directors in understanding, advising and overseeing our capital structure, financing and investing activities, financial reporting and internal control of these activities.
•
Government and Regulatory Affairs expertise.  Directors who have served in government positions or who have worked extensively with governments or regulatory bodies can provide oversight of compliance with rules and regulations and insight into working constructively with governments and regulatory bodies.

•
International Business experience.  Since we manufacture and sell certain of our products outside the United States, directors with global expertise can provide a useful business and cultural perspective regarding significant aspects of our businesses.
•
Marketing expertise.  Since we believe many of our products benefit from strong brand recognition, directors who have marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

•
Mergers and Acquisitions experience.  Since we have a strategy of selectively pursuing potential acquisitions, directors who have a background in M&A transactions can provide useful insight into developing and implementing strategies for growing our businesses through combination with other organizations.
•
Multiple-part Manufacturing and Operations experience. Experience in manufacturing is useful in understanding our research and development efforts, product engineering, design and manufacturing, operations, products and the market segments in which we compete.

•	Offshore Sourcing expertise. Directors with knowledge of trends and developments in offshore sourcing are important to us since we periodically evaluate offshore sourcing of certain of our products.	•
Strategic Planning expertise.  We operate in competitive markets and our businesses are subject to a wide variety of risks. Directors who have strategic planning experience can assist the Board in adopting policies and procedures that respond to the risks we face.

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Compliance/Risk Management.  Directors with compliance and risk management experience is increasingly important in light of the potential financial and reputational damage that can occur when companies fail to oversee compliance and properly manage risk.

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Environment, Health and Safety.  We are committed to responsible environmental stewardship and rigorous health and safety programs. We believe directors with EHS experience can help drive strong environment, health and safety performance not only at the most strategic level but also throughout the entire organization.

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Technology/Systems experience.  Directors with backgrounds in the engineering disciplines, computer science, software development or cyber security are increasingly important in light of our strategies around manufacturing and product technologies.
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Diversity.  We are committed to seeking director candidates who offer diverse backgrounds and varied perspectives along with the other requisite skills, experience and character necessary to serve on our Board.

•
Materials Science and Engineering experience.  Directors with backgrounds in this area are important to our understanding of how metals, nanomaterials and other substances meet electrical, chemical or mechanical requirements of our products.

Director Candidate Recommendations
A stockholder who wishes to submit a director candidate for consideration by the Governance Committee must do so by writing our Corporate Secretary and including the candidate’s biographical data. See “Stockholder Information — Procedures for Business Matters and Director Nominations for Consideration at Next Year’s Annual Meeting of Stockholders”.

Board Operations
Board Leadership Structure
Our governance documents provide the Board with the flexibility to select the appropriate leadership structure for us. While the Board does not have a formal policy as to whether the roles of Chairman and Chief Executive Officer should be separate or whether the Chairman should be an employee or a non-employee director, at this time, the Board believes separating these positions is in the best interest of the Company and its stockholders. Mr. O’Brien serves as our Non-Executive Chairman and Mr. Hall serves as our President and Chief Executive Officer.
Under our Bylaws, the Chairman presides over meetings of the Board and of stockholders, while the Chief Executive Officer has general and active management of our property, business and affairs, subject to the supervision and oversight of the Board.
The Board believes this structure facilitates decisive and effective leadership and, when combined with our other governance policies and procedures, provides appropriate opportunities for oversight, discussion and evaluation of decisions and direction by the Board.
Board Committee Information
The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Environment, Health and Safety Committee (“EHS Committee”). An additional committee, the Executive Committee, meets only as needed. Each standing committee member satisfies both the NYSE’s and our definitions of an independent director, and the Board has determined that all Audit Committee members are “financially literate” under NYSE listing standards and qualify as “audit committee financial experts” within the meaning of the rules and regulations of the SEC.
Each standing committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from management and annually evaluates its performance. Additional information about the committees is provided below. See the committee charters on our website at www.muellerwaterproducts.com for more detail.

Audit Committee

Current Members Kolb (Chair) Hansen Rethore
• Oversees the integrity of our financial statements, financial reporting activities and accounting policies and procedures.
• Selects and oversees the independent registered public accounting firm, approves its services (including both audit and non-audit services) and fees, and evaluates its performance. In its evaluation, the Audit Committee considers the firm’s reputation for independence and integrity, the qualifications and performance of the firm’s personnel and the effectiveness of the firm’s communications, the appropriateness of fees and Public Company Accounting Oversight Board reports on the firm and its peers.
• Reviews the scope and results of the independent registered public accounting firm’s audits.
• Reviews the scope of the internal audit function, internal audit plans, internal audit reports and corrective actions taken in response to internal audit findings. Evaluates the performance of the internal audit function.
• Oversees our internal accounting systems and related internal control over financial reporting, as well as our financial risk management profile.
• Oversees our legal compliance and ethics programs and the Code of Conduct.
• Reviews cyber and data security matters, including our risk mitigation initiatives.

14 meetings in fiscal 2018

Compensation and Human Resources Committee

Current Members Tokarz (Chair) Franklin Kolb
• Reviews, approves and administers our executive compensation and equity-based plans.
• Reviews and approves goals and objectives for compensation of our CEO, evaluates performance in relation to these goals and objectives, and determines and approves the compensation of our CEO.
• Reviews and approves the compensation of all executive officers.
• Reviews and recommends the compensation of non-employee directors.
• Reviews and approves stock ownership requirements for officers and directors.
• Oversees an annual risk assessment process related to compensation programs.
• Reviews succession planning across senior positions.

6 meetings in fiscal 2018

Nominating and Corporate Governance Committee

Current Members Rethore (Chair) Kolb Thomas Tokarz
• Establishes criteria for and qualifications of persons suitable for nomination as directors and reports recommendations to Board.
• Develops and annually reviews the Guidelines.
• Oversees the annual Board and committee self-assessment process.
• Makes recommendations to the Board related to committee structure and membership.

9 meetings in fiscal 2018

Environment, Health and Safety Committee

Current Members Thomas (Chair) Franklin Hansen
• Reviews policies and procedures related to compliance with laws, regulations and rules pertaining to the environment, health and safety.
• Encourages activities and initiatives that demonstrate sound environmental stewardship.

5 meetings in fiscal 2018
Executive Committee

Current Members Hall (Chair) O’Brien Rethore Tokarz	• Exercises interim powers delegated to it when a matter requires expeditious Board action or when it would not be practical for the full Board to meet.

0 meetings in fiscal 2018
Director Attendance
As discussed above, the Board held 10 meetings in fiscal 2018 and each director attended at least 95% of the total number of meetings of the Board and its committees of which he or she was a member in fiscal 2018. Each current director also attended the 2018 Annual Meeting of Stockholders.
Executive Sessions
Our non-employee directors meet at least quarterly in executive sessions at which only non-employee directors are present. Our Non-Executive Chairman presides at these sessions.
Director, Board and Committee Evaluations
Each year, the Guidelines require the Board to conduct an evaluation of its own performance. Additionally, our committee charters require each of our committees to conduct an annual performance evaluation. The Governance Committee is responsible for overseeing the annual self-assessment process on behalf of the Board and its committees. Throughout the self-assessment process, the Governance Committee solicits comments from directors to ensure that the Board and its committees are functioning effectively. The Governance Committee reviews comments from each director to assess directors’ contributions to the Board, evaluate the Board’s contributions to the Company and identify areas for improvement in the Board’s performance. The Governance Committee submits its findings to the Board in an annual report discussing ways in which the Board and its committees can improve their key functions.
Board Risk Oversight
The Board maintains oversight responsibility for our management of risk and charges management with assessing and managing risk. Our internal control environment is designed to identify and manage risks and to facilitate communication with the Board. Our internal audit department, which reports to the Audit Committee, facilitates our enterprise risk assessment and ongoing enterprise risk management processes, in coordination with our legal and compliance functions, and regularly reports on risk-related issues, including the Company’s cyber security programs, to the Board and its committees to complement our strategic planning process. Management is responsible for the development, implementation and maintenance of the risk management processes and cyber security program. The Audit Committee consults with the Company’s Senior Vice President, Engineering and Information Technology regarding ongoing cyber security initiatives, and requests such individual, together with senior management, to report to the Audit Committee or the full Board regularly on their assessment of operational, financial and accounting, competitive, reputational, cyber security and legal risks to the Company. The Board also considers specific risk topics and receives regular reports from the heads of our principal businesses and corporate functions that include discussions of the risks and exposures involved in their respective areas of responsibility.

The Board executes its risk oversight function both as a whole and through delegation to committees. In particular:

Audit Committee	Compensation Committee

•
Oversees risk management related to accounting and financial reporting, the audit process, internal control over financial reporting and disclosure controls and procedures
•
Oversees the internal audit function
•
Monitors legal and compliance issues and active matters
•
Reviews cyber and data security matters, including our risk mitigation initiatives
• Oversees risk management related to the risks and rewards associated with our compensation policies and practices • Oversees management development and succession planning across senior positions

EHS Committee	Governance Committee
• Oversees risk management related to risks directly related to the environment, health and safety areas	• Oversees risk management related to governance structure and processes and risks arising from related person transactions
Related Person Transactions
The Governance Committee administers a written Related Person Transaction Policy that applies to any transaction or series of transactions in which we are a participant, the amount involved exceeds or may be expected to exceed $120,000 and a related person has a direct or indirect material interest. Under the policy, our General Counsel determines whether a transaction meets the requirements of a related person transaction requiring review by the Governance Committee. Transactions that fall within this definition will be referred to the Governance Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in our best interests. In addition, the Board has delegated to the Chair of the Governance Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $500,000.
Following his retirement, Mr. Hart entered into a consulting agreement with the Company, pursuant to which he agreed to provide consulting services to the Company for a period of six months. As a result, in January 2018 Mr. Hart began receiving an aggregate amount of $200,000. Other than Mr. Hart’s consulting agreement, we did not engage in any transaction during fiscal 2018, and have no currently proposed transaction, in which the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.
Compensation Committee Interlocks and Insider Participation
During fiscal 2018, none of the members of the Compensation Committee (comprised of Shirley C. Franklin, Jerry W. Kolb and Michael T. Tokarz) was a former or current officer or employee of Mueller Water Products, Inc. or any of its subsidiaries or had any relationships requiring disclosure as a related person transaction. None of our executive officers serves or has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or its Compensation Committee during fiscal 2018.
Communicating with the Board
Stockholders and other interested parties may communicate with any of our directors, including our Non-Executive Chairman and the Chairs of our committees, or our independent directors as a group, on Board-related issues by writing in care of our Corporate Secretary at our principal executive office address: 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. Stockholders and other interested persons may also communicate with directors by sending an email message to boardofdirectors@muellerwp.com, or with the Audit Committee by sending an email message to auditcommittee@muellerwp.com. These procedures may change from time to time. Please visit our website at www.muellerwaterproducts.com for the most current means of contacting our directors.

DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing and considering any revisions to director compensation. With the assistance of its independent compensation consultant, the Compensation Committee reviews director compensation and compares it to director compensation paid by other companies in the peer group described under “Compensation Discussion and Analysis — Executive Compensation Program Overview — Peer Group Benchmarking and Total Compensation.”
The Board reviews the Compensation Committee’s recommendations and determines the final structure and amounts of director compensation. The Board has determined compensation for non-employee directors should comprise a mix of cash and equity-based awards consistent with the mix and form of payment implemented by other companies in the peer group. In addition to utilizing an overall compensation structure consistent with market practice, the Board believes the interests of directors are aligned with the interests of other stockholders by linking a significant portion of director compensation to Common Stock performance. Under our stock ownership guidelines, directors are required to hold at least 50% of the Common Stock acquired through equity-based awards until they own Common Stock equal in market value to at least five times their annual retainer. See “Compensation Discussion and Analysis — Other Compensation Practices and Policies — Stock Ownership Guidelines” for more information.
Annual Retainer
Each non-employee director received an annual retainer of $55,000 for fiscal 2018. Annual retainers are paid quarterly. In addition, the Chairs of the Audit Committee and Compensation Committee each received $15,000, while the Chairs of the Governance Committee and EHS Committee each received $7,500. Our Non-Executive Chairman received $68,750 for serving in this capacity.
Meeting Fees
Each non-employee director received $1,500 for each Board or committee meeting attended during fiscal 2018, except that our Non-Executive Chairman, who is an ex officio member of each standing committee of the Board, receives no Committee meeting fees. Meeting fees are paid monthly.
Equity-Based Awards
Our Second Amended and Restated 2006 Stock Incentive Plan (the “2006 Stock Plan”) provides that, on the date of each annual meeting of stockholders, we will grant equity-based awards with an economic value determined by the Compensation Committee to each non-employee director who is re-elected to the Board and has served as a director for at least six months. In addition, the 2006 Stock Plan provides that each director will receive an initial equity-based grant on the date on which he or she commences service as a director, the economic value and terms of which will be as determined by the Compensation Committee. The number of units equivalent to the economic value of those awards is calculated by the Compensation Committee’s compensation consultant. See “Compensation Discussion and Analysis — Other Compensation Practices and Policies — Role of Compensation Consultant in Compensation Decisions”.
On January 24, 2018, each non-employee director received equity-based awards in the form of 7,627 restricted stock units (“RSUs”). These RSUs will vest for directors remaining in continuing service through the first anniversary of the grant date, although the Compensation Committee may waive this minimum service requirement.
Travel Expenses
We reimburse directors for their travel and related expenses in connection with attending Board and committee meetings and related activities.

Director Compensation Summary
The following table shows fiscal 2018 compensation for our non-employee directors.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)			Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
	Annual Retainer ($)(1)	Meeting Fees ($)	Total ($)
Shirley C. Franklin	55,000	33,000	88,000	89,999	—	177,999
Thomas J. Hansen	55,000	46,500	101,500	89,999	—	191,499
Jerry W. Kolb	70,000	55,500	125,500	89,999	—	215,499
Mark J. O’Brien	123,750	15,000	138,750	89,999	—	228,749
Bernard G. Rethore	62,500	46,500	109,000	89,999	—	198,999
Lydia W. Thomas	62,500	36,000	98,500	89,999	—	188,499
Michael T. Tokarz (3)	70,000	34,500	104,500	89,999	28,165	222,664

(1)	Includes fees earned as chair of a committee or as Non-Executive Chairman.

(2)
Reflects the grant date fair value of the RSUs granted during fiscal 2018 computed in accordance with the stock-based compensation accounting rules described in Note 11 of our fiscal 2018 consolidated financial statements, which are included in the 2018 Annual Report. Since all non-employee directors were retirement-eligible at the grant date, expense is recognized over one year from the date of grant.

(3)
Mr. Tokarz deferred the receipt of all director compensation fees earned in fiscal 2018 into 8,982 stock equivalent shares of Common Stock. “All Other Compensation” represents amounts accrued on identical terms to dividends paid on Common Stock equal to the accumulated stock equivalent share balance. See “— Deferred Compensation” for more information.

The following table shows information related to option awards and stock awards made to our non-employee directors that were outstanding at September 30, 2018.

	Option Awards		Stock Awards
	Number of Securities Underlying Options (#)		Number of Shares or Units of Stock That Have Not Vested (#)
	Exercisable	Unexercisable
Shirley C. Franklin	65,796	—	7,627
Thomas J. Hansen	58,999	—	7,627
Jerry W. Kolb	55,084	—	7,627
Mark J. O’Brien	70,178	—	7,627
Bernard G. Rethore	33,025	—	7,627
Lydia W. Thomas	79,724	—	7,627
Michael T. Tokarz	79,724	—	7,627

Deferred Compensation
The Board adopted the Mueller Water Products, Inc. Directors’ Deferred Fee Plan, as amended, under which non-employee directors may elect to defer all or a portion of their directors’ fees. We make deferred payments in January of the year determined by the non-employee director pursuant to an election filed with our Corporate Secretary. The payments may be made in any calendar year not earlier than the year in which the participant has his or her 72nd birthday or the year of the participant’s termination of his or her services as a director, with the payment made in cash in one, five, ten or fifteen annual installments as determined by the participating director in his or her election form. During fiscal 2018, Mr. Tokarz was the only non-employee director who participated in this plan. Mr. Tokarz’s deferred payments are maintained in a stock equivalent account.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis is intended to provide our stockholders with information about our fiscal 2018 compensation program for the following executive officers (collectively, “named executive officers” or “NEOs”):

•	Scott Hall, President and Chief Executive Officer

•	Marietta Edmunds Zakas, Executive Vice President and Chief Financial Officer

•	Steven S. Heinrichs, Executive Vice President, General Counsel, Secretary and Chief Compliance Officer

•	Gregory E. Rogowski, Executive Vice President, Sales and Marketing

•	Evan L. Hart, Former Senior Vice President and Chief Financial Officer*

* Evan L. Hart retired from the Company effective December 31, 2017; his role as the Company’s principal financial officer was assumed by Ms. Zakas, who had previously served as Executive Vice President, Strategy, Corporate Development and Communications.

Notable Achievements in Fiscal 2018

•	In June 2018, we paid off our $484 million senior secured term loan through the issuance of $450 million aggregate principal amount of 5.50% Senior Notes due 2026.

•	We launched our new Mueller brand identity in September 2018 to bring our family of brands more closely aligned in support of our ongoing efforts to drive revenue growth.

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In accordance with the strategic reorganization we announced last year, we re-configured our divisional structure around products, with five business teams that have line and cross-functional responsibility for managing specific product portfolios. Under the new organizational structure, engineering, operations, sales & marketing and other functions have been centralized to better align with business needs and generate greater efficiency. The changes we have made over the past year have led to improved execution of our key initiatives across the organization.

Highlights of 2018 Performance
In fiscal 2018, we improved our operating performance and executed initiatives to return value to our stockholders.

Strong Operating Results
We increased net sales 10.9% over the prior year to $916.0 million. Our operating income and net income in fiscal 2018 were $121.7 million and $105.6 million, respectively.  Adjusted operating income improved 11.4% to $137.3 million, from $123.3 million in fiscal 2017.
Increased dividend We increased our quarterly dividend per share to $0.05 from $0.04. We paid $30.1 million of dividends in fiscal 2018.
Repurchased Shares We repurchased $30.0 million of our outstanding Common Stock during fiscal 2018.

Highlights of 2018 Performance Related to Executive Compensation
The Compensation Committee used several financial and performance elements (including those set forth below) to assess and determine incentive plan compensation earned during fiscal 2018. See Exhibit A for a reconciliation of the following non-GAAP financial measures used in determining executive compensation to GAAP financial results.

	Net Sales	Performance Evaluation Basis Adjusted Operating Income(1)	Performance Evaluation Basis Adjusted Cash Flow from Operations(2)	Performance Evaluation Basis Return on Net Assets(3)
	($ in millions)			(%)
2018	$916.0	$132.2	$143.8	48.5%

(1)	Defined for this purpose as operating income adjusted to exclude significant unusual charges.

(2)	Defined for this purpose as cash flow from operations excluding cash paid for income taxes, net of refunds.

(3)
Defined for this purpose as the quotient obtained by dividing performance evaluation basis adjusted operating income plus amortization of capitalized software and intangible assets by the quarterly average of the sum of working capital, excluding cash, debt and accrued interest and other items plus property, plant and equipment.

Highlights of 2018 Executive Compensation
We design our executive officer compensation programs to target total compensation at or about the 50th percentile (plus or minus 15%) for comparable executive positions at companies in our peer group. The principal elements of our compensation program for executives are base salary, annual performance-based cash bonus, long-term incentive equity compensation and broad-based benefit programs.

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We consider stockholder feedback on executive compensation. At our 2017 and 2018 annual meetings of stockholders, approximately 98% and 94%, respectively, of the votes cast supported the advisory vote on executive compensation. We carefully consider feedback from our stockholders regarding executive compensation.

◦
Based on strong stockholder support expressed for our executive compensation programs, the Compensation Committee applied a consistent pay-for-performance philosophy in structuring executive compensation for fiscal 2018.

◦
Stockholders are invited to express their views or concerns on executive compensation directly to the Chair of the Compensation Committee in the manner described under “Corporate Governance — Communicating with the Board.”

•
We structure performance-based compensation to pay for performance. We set clear and measurable financial goals for Company performance. In evaluating individual performance, we assess progress toward strategic priorities.

•
We have performance-based compensation earned by our named executive officers. For fiscal 2018, 52% of our CEO’s total target compensation, and an average of 49% of the total target compensation of our other continuing NEOs (excluding Mr. Heinrichs), could only be earned by meeting performance goals.

◦	Our NEOs’ compensation was positively affected by Company performance in relation to targets set for fiscal 2018.

◦	Annual cash bonuses earned by our continuing NEOs (excluding Messrs. Hall and Heinrichs) ranged from $338,173 to $450,401 (compared with $255,929 to $282,075 last year).

◦
Long-term, performance-based compensation was paid or credited at 135.7% of target for fiscal 2018 because Company performance on the “return on net assets” financial measure was above the target level.

We continue to maintain best practices for executive compensation.

Executive Compensation Program Overview
Guiding Principles
The Compensation Committee has identified the following guiding principles in overseeing the compensation program for our executives:

Competitiveness Compensation programs should be designed to target at the 50th percentile, plus or minus 15%, of total compensation for comparable executive positions at a customized peer group.
Pay for Performance
Where compensation for an executive is tied to the achievement of financial and strategic goals, actual results that exceed target levels should provide above-target payouts, and results that do not exceed threshold levels should not provide payouts.

Responsibility
A significant portion of an executive’s overall compensation should be tied to the achievement of financial performance goals. The portion of an executive’s target total compensation that is incentive based should increase as an executive’s responsibilities increase.

Stockholder Alignment
Executives’ interests are more directly aligned with stockholders’ interests when compensation programs:
• Emphasize both short- and long-term financial performance;
• Are significantly impacted by the value of Common Stock; and
• Require meaningful Common Stock ownership.

Peer Group Benchmarking and Total Compensation
Each year, the Compensation Committee’s compensation consultant collects peer group compensation data and prepares an executive benchmarking study using a market regression analysis to size-adjust the market data for our net sales size as a whole. The Compensation Committee, with input from its independent compensation consultant, reviews the prior year peer group. This review focuses on companies that have a primary manufacturing component to their businesses, have similar organizational structures and are publicly traded or otherwise file financial statements with the SEC. In light of our recent strategic and business changes, the Compensation Committee updated the peer group for fiscal 2018 (the “Peer Group”) to the 18 companies listed below.

Fiscal 2018 Peer Group
Armstrong World Industries, Inc.	Hillenbrand, Inc.
Badger Meter, Inc.	IDEX Corporation
Chart Industries	Itron, Inc.
Circor International Inc.	Mueller Industries, Inc.
Crane Co.	Quanex Building Products Corporation
EnPro Industries, Inc.	Rexnord Corp.
Franklin Electric Co.	SPX Flow
Graco Inc.	Valmont Industries, Inc.
Harsco Corp.	Watts Water Technologies, Inc.
The Compensation Committee regularly reviews the target total compensation of each executive and compares it to the total compensation for comparable executive positions in the Peer Group. The Compensation Committee targets total compensation at the regressed 50th percentile of the Peer Group, plus or minus 15% (“targeted 50th percentile range”), subject to individual adjustments based on experience, length of service, individual performance and other factors deemed appropriate by the Compensation Committee.

Compensation Elements
The following table lists our primary elements of compensation. Each element is targeted at or about the 50th percentile for comparable positions in the Peer Group.

Pay Element	Salary	Bonus	RSUs	PRSUs
Who Receives	All NEOs -------------------------------------------------------------------------------------------------------------------------------------------------->
When Granted	Generally reviewed every 12 months	Annually	Annually	Annually
Form of Delivery	Cash -------------------------------------------------------------------->		Equity ------------------------------------------------------------------>
Type of Performance	Short-term emphasis ----------------------------------------------->		Long-term emphasis ----------------------------------------------->
Performance Period	Ongoing	1 year	Generally vest annually over 3 years	Vest at the end of 3-year award cycles
How Payout Determined	Predominantly tied to Peer Group data, with an element of Compensation Committee discretion	Predominantly formulaic (based on performance against goals), with an element of Compensation Committee discretion	Completion of required service period through each vesting date	Formulaic (based on performance against goals); Compensation Committee verifies results
Most Recent Performance Measures	__	Mix of 90% financial results / 10% EHS-related operational goals	Value of delivered shares based on stock price on vesting dates	RONA achievement

Salary
The Compensation Committee regularly compares the salary of each executive to the regressed 50th percentile of comparable executives in the Peer Group and uses that benchmark as a guide. Salaries for the NEOs are adjusted, as appropriate, annually on February 1. In February 2018, Messrs. Hall and Rogowski each received a salary increase of 3.0%. Ms. Zakas received an initial salary increase of 5.0% in January 2018 due to her new role as Chief Financial Officer and an additional salary increase of 6.7% in May 2018 in connection with her mid-year review and assessment of her performance by the Compensation Committee.

Name	Annual Salary Rate at September 30, 2018 ($)	Annual Salary Rate at September 30, 2017 ($)
Scott Hall	772,500	750,000
Marietta Edmunds Zakas	400,000	357,000
Steven S. Heinrichs	415,000	N/A
Gregory E. Rogowski	459,400	446,000
Evan L. Hart	N/A	418,000
Annual Cash Incentive Awards
The Compensation Committee targets annual cash incentive compensation for each executive at the regressed 50th percentile of comparable executives in the Peer Group. Based on actual achieved performance against performance goals, each NEO may earn between 0% and 200% of his or her annual cash target opportunity. For fiscal 2018, each NEO could earn an annual cash incentive award based on achievement against financial performance goals (weighted 90%) and EHS-related operational goals (weighted 10%). For financial performance goals, the Compensation Committee determined several goals for the NEOs relevant to increasing the Company’s growth and enhancing shareholder value.

All financial performance goals were set with minimum (or threshold), target and maximum objectives for each goal as described in the “Performance Targets and Results” table below. The Compensation Committee selected these metrics to encourage focus on generating income from continuing operations and enhancing long-term stockholder value. Additionally, the Compensation Committee established operational environmental, health and safety (“EHS”) objectives applicable to each NEO that were tied to reductions in total recordable incidence rates and key performance indicators for sustainability and specific activities identified as leading indicators. The Compensation Committee believes the EHS objectives serve as a valuable tool to enhance the Company’s EHS initiatives and performance. The EHS objectives for each NEO were based on Company-wide performance.
The following table shows the fiscal 2018 performance targets and actual results applicable to each NEO.
Performance Targets and Results

			Results Required to Achieve Bonus ($ in millions, except for percentages)			2018 Actual Results ($ in millions)	Actual 2018 Payout Factor (% of Target Bonus) unweighted
		Weight (% of Target Bonus)
Name	Metric		Threshold (0%)	Target (100%)	Maximum (200%)
Scott Hall	Adjusted Operating Income	45	110.5	130.0	153.0	132.2	109.6
	Adjusted Cash Flow from Operations	25	115.0	140.0	170.0	143.8	112.7
	Net Sales	20	826.0	855.0	914.0	916.0	200.0
	EHS	10					145.1
Marietta Edmunds Zakas	Adjusted Operating Income	45	110.5	130.0	153.0	132.2	109.6
	Adjusted Cash Flow from Operations	25	115.0	140.0	170.0	143.8	112.7
	Net Sales	20	826.0	855.0	914.0	916.0	200.0
	EHS	10					145.1
Steven S. Heinrichs	Adjusted Operating Income	45	110.5	130.0	153.0	132.2	109.6
	Adjusted Cash Flow from Operations	25	115.0	140.0	170.0	143.8	112.7
	Net Sales	20	826.0	855.0	914.0	916.0	200.0
	EHS	10					145.1
Gregory S. Rogowski	Adjusted Operating Income	45	110.5	130.0	153.0	132.2	109.6
	Adjusted Cash Flow from Operations	25	115.0	140.0	170.0	143.8	112.7
	Net Sales	20	826.0	855.0	914.0	916.0	200.0
	EHS	10					145.1
Evan L. Hart	Adjusted Operating Income	45	110.5	130.0	153.0	132.2	109.6
	Adjusted Cash Flow from Operations	25	115.0	140.0	170.0	143.8	112.7
	Net Sales	20	826.0	855.0	914.0	916.0	200.0
	EHS	10					145.1

Fiscal 2018 Annual Cash Incentive Awards
Fiscal 2018 target and actual annual cash bonuses paid to each NEO are set forth in the following table:

Name	At Target Performance		At Actual Performance
	% of Salary	Amount ($)	% of Target	Amount ($)
Scott Hall	100	765,000	132.0	1,009,839
Marietta Edmunds Zakas (1)	67.5	256,181	132.0	338,173
Steven S. Heinrichs (2)	60	36,784	132.0	48,557
Gregory E. Rogowski	75	341,200	132.0	450,401
Evan L. Hart (3)	75	78,375	132.0	103,459

(1)	On January 1, 2018, Ms. Zakas’ target increased from 60% to 70%. Percentage represents a weighted average for the full fiscal year.

(2)	Amounts reflect Mr. Heinrichs’ employment with the Company commencing on August 8, 2018.

(3)	Amounts reflect Mr. Hart’s retirement from the Company on December 31, 2017.

Long-Term Equity-Based Compensation
For fiscal 2018, our long-term incentive program included a 50 / 50 mix of awards of performance-based restricted stock units (“PRSUs”) and time-vested RSUs. For fiscal 2019, the Compensation Committee determined that the mix of PRSUs versus RSUs should be more heavily weighted to performance-based units and, as a result, has granted 70% of the target long-term incentive compensation value in performance-based PRSUs and 30% in time-based RSUs. The Compensation Committee targets long-term compensation value for each NEO at the 50th (plus or minus 15%) percentile of comparable executives in the Peer Group.
Performance-Based Restricted Stock Units
For fiscal 2018, 50% of target long-term incentive compensation value was awarded in the form of PRSUs. The key terms of the PRSUs are as follows:

•
Each PRSU award reflects a target number of shares (based on the fair market value of Common Stock on the award date) that may be issued to the recipient at the end of a three-year award cycle based on the achievement of performance targets.

•	PRSUs are divided into three equal tranches and each tranche is earned based on the level of achievement against the applicable annual performance target.

•	Each performance period target is established by the Compensation Committee on an annual basis coinciding with our fiscal year.

•
At the end of each fiscal year, the Compensation Committee confirms performance against the applicable performance target, and PRSUs representing the level of achievement during that performance period are “banked” for potential payout following the end of the three-year award cycle.

•
Earned PRSUs are settled in shares of Common Stock. The actual number of shares a participant may receive ranges from zero to two times the target number of shares, depending solely on the level of achievement during each performance period within the award cycle.

•	PRSUs do not convey voting rights or earn dividends.

Year of Award	Fiscal 2016	Fiscal 2017	Fiscal 2018	Fiscal 2019	Fiscal 2020
Fiscal 2016	Performance Period	Performance Period	Performance Period
Fiscal 2017		Performance Period	Performance Period	Performance Period
Fiscal 2018			Performance Period	Performance Period	Performance Period

Performance Measure and Result for Fiscal 2018
The applicable performance target for the fiscal 2018 performance period for PRSU awards made in fiscal 2016, fiscal 2017 and fiscal 2018 was based on return on net assets, or “RONA.” For these purposes, the term “RONA” has the meaning described in footnote 3 to the table under “— Highlights of 2018 Performance Related to Executive Compensation”. The Compensation Committee determined the RONA target using benchmark data from the Peer Group and assistance from the Company’s independent compensation consultant. As a result of uncertainty arising from changes in tax legislation for fiscal 2018, the RONA target was set at an absolute percentage on a pre-tax basis, whereas in prior years the RONA target was based on the after-tax percentage year-over-year improvement in RONA. For fiscal 2018, the performance necessary to earn 100% of target payout required RONA of 46.0%, and the performance necessary to earn the maximum 200% of target payout required RONA of at least 53.0%. Actual RONA performance for fiscal 2018 was 48.5%. Therefore, the recipients of PRSU awards were each credited with 135.7% of the awards attributable to the fiscal 2018 performance period. See “Executive Compensation — Grants of Plan-Based Awards Table”.
PRSU Award Issuances
Common Stock to be issued related to PRSUs awarded in fiscal 2017 (for the three-year award cycle from fiscal 2017 through fiscal 2019) and fiscal 2018 (for the three-year award cycle from fiscal 2018 through fiscal 2020) will not be issued until the Compensation Committee certifies performance results for the fiscal 2019 and fiscal 2020 performance periods. Shares of Common Stock issued to NEOs for the PRSUs awarded in fiscal 2016 (for the three-year award cycle from fiscal 2016 through fiscal 2018) and vested in fiscal 2018 are set forth in the following table:
PRSU Settlements

	Shares Earned (1)
Name	Fiscal 2016 (#)	Fiscal 2017 (#)	Fiscal 2018 (#)	Total (#)
Marietta Edmunds Zakas	5,079	4,975	6,751	16,805
Gregory E. Rogowski	9,978	9,772	13,260	33,010

(1)
See the definitive proxy statements we filed with the SEC on December 15, 2016 and December 14, 2017, for information concerning target RONA performance and actual RONA performance for the 2016, and 2017 performance periods, respectively.

Time-Based Restricted Stock Units
As described above, a portion of an executive’s long-term incentive award value has historically been awarded in the form of time-based RSUs. For fiscal 2018, 50% of each NEO’s target long-term incentive compensation value was awarded in RSUs. The number of RSUs granted was equal to that value, divided by the grant date stock price. Typically, one-third of the RSUs granted vest on each anniversary of the grant date. See “Executive Compensation — Grants of Plan-Based Awards Table”.
Timing of Equity Awards
While the Compensation Committee may grant equity-based awards at any of its scheduled meetings or by unanimous written consent, it generally grants awards for executives at its November or December meeting each year, except for awards related to promotions or new hires. Grants approved during scheduled meetings become effective and are priced as of the date of approval or as of a pre-determined future date based on a date of hire. Grants approved by unanimous written consent become effective and are priced as of a pre-determined future date. All stock options have a per-share exercise price equal to the closing stock price on the NYSE on the effective date of the grant.
Other Cash and Equity Awards
In order to provide a competitive compensation package in connection with his hiring, Mr. Heinrichs’ employment agreement provided for an equity grant of RSUs with a grant date fair value equal to approximately $500,000, which will vest upon the second anniversary of Mr. Heinrichs’ employment. Mr. Heinrichs’ employment agreement also provides for a sign-on bonus of $275,000 to be paid at the same time as his prorated annual bonus for fiscal 2018.
In order to ensure a smooth transition, Mr. Hart agreed to remain with the Company until December 31, 2017, and in connection therewith, received a bonus payment of $90,000. Mr. Hart’s ultimate retirement from the Company on December 31, 2017 was treated under his employment agreement as a termination without cause. As a result, Mr.

Hart will receive an aggregate $1,113,860 of severance payments, payable in 18 monthly installments beginning February 2018. During fiscal 2018, severance payments to Mr. Hart totaled $495,050. Following his retirement, Mr. Hart entered into a consulting agreement with the Company, pursuant to which he agreed to provide consulting services to the Company for a period of six months. As a result, in January 2018, Mr. Hart began receiving an aggregate amount of $200,000.
Retirement Benefits
We offer retirement benefits to our NEOs and other employees to provide a competitive source of retirement income. These retirement benefits are provided through the vehicles described below.
Retirement Savings Plan Applicable to Employees Generally
The Mueller Group LLC Retirement Savings Plan is a 401(k) plan that provides retirement benefits for our non-union employees and those of our participating subsidiaries. Each of our NEOs participated in the plan in fiscal 2018 on the same basis as our other eligible employees.
Other Benefits
Perquisites
We provide certain perquisites to our NEOs that the Compensation Committee believes are reasonable and consistent with its overall compensation program. In fiscal 2018, the Compensation Committee offered the NEOs limited perquisites, including a car allowance, life insurance, supplemental long-term disability insurance and reimbursement for certain financial planning and annual physical examination expenses. See “Executive Compensation — Summary Compensation Table — All Other Compensation”.
Severance Benefits
Each NEO is entitled to severance benefits. See “Executive Compensation — Potential Payments Upon Termination or Change-in-Control”.
Change-in-Control Agreements
Change-in-control agreements are used to create incentives for executives to build stockholder value and to seek the highest value possible for stockholders should we be acquired, despite the risk of losing employment. Our change-in-control agreements for executives provide for vesting of outstanding equity-based awards upon a change-in-control and operate with a “double trigger” for severance payments, meaning severance payments do not occur unless the executive’s employment is involuntarily terminated (other than for cause or for termination for good reason) within 24 months following a change-in-control. The agreements also contain a “best-of-net” provision, so that, in the event excise taxes would be imposed on payments under the agreements, the NEO will either (1) pay the excise tax without assistance from the Company or (2) have the payments reduced to an amount at which an excise tax would no longer be payable, based on which result is more favorable to the NEO on an after-tax basis.
Employee Stock Purchase Plan
Our Employee Stock Purchase Plan (“ESPP”) provides all of our employees an opportunity to purchase Common Stock, subject to certain restrictions, through regular payroll deductions.
Health and Welfare Benefits
We generally offer group medical, dental, vision, life and long-term disability insurance in a flexible benefits package to all active U.S. employees, except as otherwise required by collective bargaining agreements. Employees are provided life insurance up to one times their base salaries at no charge, other than related income taxes, to the employee. For an additional charge, employees may obtain coverage of up to four times their base salary up to a maximum life insurance benefit of $1,250,000. NEOs participate on the same basis as other eligible employees.

Other Factors Considered by the Compensation Committee
Risk and Incentive Compensation
The Compensation Committee has conducted an assessment of our compensation policies and practices and does not believe these policies and practices are reasonably likely to have a material adverse effect on us. This assessment included a review of the risk profile of our compensation policies and practices for all employees. To facilitate its review, the Compensation Committee engaged its compensation consultant to review our compensation structure to identify design elements that might encourage excessive risk taking. The compensation consultant discussed its review and conclusions with the Compensation Committee. In conducting its review, the Compensation Committee noted several policies and practices that mitigate risk, including:

•	Using multiple performance measures in annual incentive awards and capping payout levels;

•	Maintaining the ability to reduce annual incentive awards, based on its independent judgment;

•	Using multiple long-term incentive vehicles;

•	Using overlapping multi-year award cycles in connection with performance shares and capping payout levels; and

•	Maintaining stock ownership guidelines, an anti-hedging policy and a clawback policy.
Tally Sheets
The Compensation Committee regularly reviews “tally sheets” for each executive. The tally sheets contain information concerning prior years’ compensation, proposed compensation for the current year, outstanding equity-based awards (both vested and unvested) and various termination-of-employment scenarios. The tally sheets assist the Compensation Committee in evaluating the many facets of executive compensation, understanding the magnitude of potential payouts as a result of termination-of-employment scenarios and considering changes to our compensation programs, arrangements and plans in light of emerging trends.
Other Compensation Practices and Policies
Role of Compensation Consultant in Compensation Decisions
The Compensation Committee has sole authority to select and retain a compensation consultant, including authority to approve fees and retention terms. For fiscal 2018, the Compensation Committee retained Meridian Compensation Partners, LLC as its compensation consultant. The Compensation Committee reviews the performance of its compensation consultant annually.
In fiscal 2018, the compensation consultant’s responsibilities included, but were not limited to:

•	Providing recommendations regarding the composition of our Peer Group;

•	Preparing and analyzing Peer Group compensation and plan design data;

•	Reviewing and advising on the performance measures to be used in incentive awards;

•	Valuing equity-based awards; and

•
Reviewing and advising on principal aspects of executive and non-employee director compensation, including base salaries, bonuses and equity-based awards for executives, and cash compensation and equity-based awards for non-employee directors.

The Compensation Committee considered the independence of its compensation consultant in light of standards under NYSE listing standards. The Compensation Committee requested and received a letter from the compensation consultant addressing its independence, including the factors described below:

•	Other services provided to us by the consultant;

•	Fees paid by us as a percentage of the consultant’s total revenue;

•	Policies or procedures maintained by the consultant that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;

•	Any Common Stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executives and the consultant or the individual consultants involved in the engagement.
The Compensation Committee took into account these considerations, along with other factors relevant to the compensation consultant’s independence from management, and concluded the compensation consultant is independent and the engagement of the compensation consultant and the services rendered by the compensation consultant did not raise any conflict of interest.
Role of Management in Compensation Decisions
The Compensation Committee reviews information provided by its compensation consultant and uses that information as a reference point for the components of compensation. The Compensation Committee and the Chief Executive Officer discuss the financial metrics and operational goals intended to closely align performance targets of the business units and the Company as a whole with our strategic goals. The Chief Executive Officer makes recommendations to the Compensation Committee for executives other than himself with respect to annual salary adjustments, annual incentive adjustments and grants of equity-based awards under our incentive plans. The Compensation Committee makes the final decision with respect to the compensation of these executives, taking into consideration the Chief Executive Officer’s recommendations.
The Compensation Committee annually receives input from the entire Board with respect to the Chief Executive Officer’s performance and recommends his compensation level to the Board. The Board discusses and approves the annual salary of the Chief Executive Officer. The Chair of the Compensation Committee and Non-Executive Chairman of the Board meet with the Chief Executive Officer to discuss the Chief Executive Officer’s performance and compensation based on evaluations received from the Board. These discussions are considered by the Compensation Committee in setting all elements of compensation for the Chief Executive Officer.
In fiscal 2018, the Chief Executive Officer was present at all of the Compensation Committee meetings but was excused from the executive sessions of the Compensation Committee and did not participate in meetings or deliberations during which his compensation was discussed.
Income Tax Consequences of Executive Compensation
Our compensation programs were designed to permit us to deduct compensation expense under Section 162(m) of the Internal Revenue Code, which historically limited the tax deductibility of annual compensation paid to executives to $1 million, unless the compensation qualified as “performance-based”. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million is generally not deductible. As a result, we may no longer take a deduction for any compensation paid to our NEOs in excess of $1 million. The Compensation Committee believes stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs. In fiscal 2018 and in plans for fiscal 2019, the Compensation Committee continued to design compensation programs and make grants that it believes are performance-based and well aligned with the interests of our stockholders.
Previous grants made under the 2006 Stock Plan, and the PRSUs granted thereunder, as well as the annual cash incentive award, were structured and were intended to permit such awards to qualify as “performance-based” compensation to maximize the tax deductibility of these awards under Section 162(m). Those awards may not be fully deductible under all circumstances, as a number of additional requirements must be met for the awards to qualify as “performance-based” compensation.

Compensation Recovery (Clawback) Policy
Our employment agreements contain a provision requiring the employee, to the extent required by law, to reimburse us following the publication of a restatement of our financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct for (a) incentive-based or equity-based compensation received and (b) any profits realized from the sale of our securities, in each case during the 12 months prior to discovery of the noncompliance. The Compensation Committee has exclusive authority to interpret and enforce this provision.

The Compensation Committee has adopted a “Clawback Policy” to recover pay that is determined to have been wrongfully earned by managerial or executive employees, including our NEOs. As a result, all RSUs granted after November 30, 2009 include a clause that reduces the number of equity-based awards upon the occurrence of certain events. The Compensation Committee has the exclusive authority to interpret the Clawback Policy, and may offset compensation as necessary to recover amounts due under the Clawback Policy.
Prohibition on Hedging and Pledging
We do not allow directors or employees to hedge the value of our equity securities held directly or indirectly by them. Our policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on our securities, as well as hedging or monetization transactions, purchases of our equity securities on margin and borrowing against any account in which our securities are held. We prohibit pledging of Common Stock by executives or directors.
Stock Ownership Guidelines
The Compensation Committee has adopted stock ownership guidelines to promote a high level of stock retention among executives and non-employee directors. The guidelines require that the total value of the executive’s or non-employee director’s holdings of Common Stock must equal or exceed the specified target value shown below.

Position/Title	Target Ownership
Chief Executive Officer and President	6 x base salary
Executive Vice Presidents	3 x base salary
Senior Vice Presidents	2 x base salary
Non-Employee Directors	5 x annual retainer
All NEOs and directors are in compliance with our stock ownership requirements. Our stock ownership guidelines are available on our website at www.muellerwaterproducts.com. See the Guidelines for more detail.
REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
See “Corporate Governance — Board Operations — Board Committee Information” for information concerning the Compensation Committee and its responsibilities.

Compensation and Human Resources Committee
Michael T. Tokarz, Chairman
Shirley C. Franklin
Jerry W. Kolb

EXECUTIVE COMPENSATION
Summary Compensation Table
The amounts reported in the following table, including base salary, annual and long-term incentive amounts, benefits and perquisites, are described more fully under “Compensation Discussion and Analysis”.

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Scott Hall	2018	765,000	—	1,378,844	1,009,839	41,715	3,195,398
President and Chief Executive Officer	2017	518,229	—	1,657,694	908,925	108,195	3,193,043
Marietta Edmunds Zakas	2018	379,529	15,000	515,255	338,173	41,900	1,289,857
Executive Vice President, Chief Financial Officer	2017	351,967	60,000	393,623	255,929	36,883	1,098,402
	2016	338,567	145,000	271,111	261,973	36,612	1,053,263
Steven S. Heinrichs	2018	61,307	275,000	495,796	48,557	7,543	888,203
Executive Vice President, General Counsel and Secretary	2017	—	—	—	—	—	—
	2016	—	—	—	—	—	—
Gregory S. Rogowski	2018	454,933	—	581,794	450,401	84,458	1,571,586
Executive Vice President, Sales and Marketing	2017	441,667	—	632,914	282,075	37,372	1,394,028
	2016	429,500	—	552,069	389,614	37,226	1,408,409
Evan L. Hart	2018	104,500	90,000	—	103,459	704,328	1,002,287
Senior Vice President and Chief Financial Officer	2017	413,767	—	641,505	376,083	32,035	1,463,390
	2016	401,367	—	573,278	388,208	31,801	1,394,654

(1)
Effective August 8, 2018, Mr. Heinrichs was appointed Executive Vice President, General Counsel, Secretary and Chief Compliance Officer. Effective January 1, 2018, Ms. Zakas was appointed Executive Vice President and Chief Financial Officer. Effective October 1, 2017, Mr. Rogowski was appointed Executive Vice President, Sales and Marketing. Effective December 31, 2017, Mr. Hart retired.

(2)
Mr. Heinrichs received a sign-on bonus of $275,000 in connection with joining the Company in August 2018. In order to ensure a smooth transition, Mr. Hart agreed to remain with the Company until December 31, 2017, and in connection therewith, received a bonus payment of $90,000. Ms. Zakas received payments in recognition of assuming interim Human Resources responsibilities from January 2016 through December 2017.

(3)
The dollar amounts shown for RSU and PRSU awards represent the aggregate grant date fair values calculated in accordance with ASC 718, Stock Compensation, excluding the effect of forfeitures. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation” for more information. The dollar amounts shown for fiscal 2018 include the aggregate grant date fair values of PRSUs awarded in fiscal 2016, 2017 and 2018 for the fiscal 2018 performance period assuming target performance.

(4)
Amounts reflect annual non-equity incentive plan compensation awards earned by our NEOs based on Company financial performance and EHS-related objectives. The amounts earned for fiscal 2018 were paid in December 2018. See “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Incentive Awards” for more information.

(5)
Amounts reflect the combined value of each NEO’s perquisites and compensation that is not otherwise reflected in the Summary Compensation Table. Amounts for fiscal 2018 are described in “— Summary Compensation Table — All Other Compensation” below.

Summary Compensation Table - All Other Compensation
The following table provides additional detail regarding the amounts presented in the “All Other Compensation” column in the Summary Compensation Table for fiscal 2018.

Name	Vehicle Allowance ($)	Financial Planning (1) ($)	Contributions to 401(k) Plans ($)	Life and Long-Term Disability Insurance ($)	Other(2) ($)	Total ($)
Scott Hall	24,000	—	11,000	6,715	—	41,715
Marietta Edmunds Zakas	17,100	7,500	11,000	6,300	—	41,900
Steven S. Heinrichs	3,000	—	1,383	160	3,000	7,543
Gregory S. Rogowski	18,000	—	11,000	5,672	49,786	84,458
Evan L. Hart	4,500	—	3,600	1,179	695,049	704,328

(1)	NEOs are entitled to reimbursement of up to $7,500 for annual financial planning ($10,000 for the CEO).

(2)
Other compensation for Mr. Rogowski consists of relocation benefits. Other compensation for Mr. Heinrichs consists of reimbursement of annual physical exam expenses. Other compensation for Mr. Hart consists of severance benefits, as well as a bonus payment for transition services provided to the Company prior to his retirement and monthly fees for consulting services provided to the Company following his retirement. See “Compensation Discussion and Analysis - Compensation Elements - Cash and Equity Awards”.

Grants of Plan-Based Awards Table
The following table summarizes the awards made to our NEOs during fiscal 2018 on a grant-by-grant basis. Each of the equity-based awards granted during fiscal 2018 and reported in the following table was granted under, and is subject to the terms of, the 2006 Stock Plan.

Fiscal 2018 Grants of Plan-Based Awards Table
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Issuance of Shares Under Equity Incentive Plans (2)			All Other Stock-Based Awards (#) (3)	Grant Date Fair Value of Stock-Based Awards ($) (4)
Name	Award Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Hall			—	765,000	1,530,000
	11/28/2017								70,507	860,185
	11/28/2017	(5)				11,751	23,502	47,004		286,724
	1/23/2017	(5)				9,506	19,011	38,022		231,934
Marietta Edmunds Zakas			—	256,181	512,363
	11/28/2017								24,174	294,923
	11/28/2017	(5)				4,029	8,058	16,116		98,308
	11/29/2016	(5)				2,514	5,027	10,054		61,329
	12/1/2015	(5)				2,488	4,975	9,950		60,695
Steven S. Heinrichs			—	36,784	73,568
	8/8/2018								41,981	495,796
Gregory S. Rogowski			—	341,200	682,400
	11/28/2017								23,045	281,149
	11/28/2017	(5)				3,841	7,682	15,364		93,720
	11/29/2016	(5)				3,595	7,189	14,378		87,706
	12/1/2015	(5)				4,886	9,772	19,544		119,218
Evan L. Hart			—	78,375	156,750

(1)
Amounts represent the range of possible cash payouts for fiscal 2018 awards under the annual cash incentive plan as described in “Compensation Discussion and Analysis — Compensation Elements — Annual Cash Incentive Awards”. The awards that were earned based on actual performance for fiscal 2018 were paid in December 2018 and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For Mr. Hart, amounts reflect Mr. Hart’s retirement from the Company on December 31, 2017.

(2)
Represents PRSU awards that may be earned based on the achievement of performance goals in the 2018 performance period. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units”. Estimated amounts that may be earned over the three-year award cycle of PRSUs granted for fiscal 2016, 2017 and 2018 are reflected in “Outstanding Equity Awards Table” below.

(3)
Represents time-vesting RSUs. Each RSU entitles the grantee to receive one share of Common Stock upon vesting. The RSUs generally vest in equal installments on the first, second and third anniversaries of the grant date. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Time-Based Restricted Stock Units”. The RSUs granted to Mr. Heinrichs on August 8, 2018 will vest in full on the second anniversary of the grant date.

(4)	See footnote 3 to the “Summary Compensation Table” for a description of the methods used to determine grant date fair value of equity-based awards.

(5)
Represents the range of shares of Common Stock that may vest after the end of the three-year award cycle applicable to a PRSU award solely with respect to the fiscal 2018 performance period, assuming achievement of threshold, target and maximum performance.

Outstanding Equity Awards Table
The following table sets forth information detailing the outstanding unexercised options and unvested RSUs and PRSUs held by each of our NEOs at September 30, 2018.

Name			Option Awards				Stock Awards
	Grant Date		Number of Securities Underlying Options (#)		Option Exercise Price ($) (1)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#) (2)	Market Value of Units of Stock That Have Not Vested ($) (3)	Number of Performance Shares That Have Not Vested (#)	Market Value of Performance Shares That Have Not Vested ($) (3)
			Exercisable	Unexercisable
Scott Hall	01/23/17	(5)					38,022	435,732	63,821	731,389
	11/28/17						70,507	808,010	78,898	904,171
Marietta Edmunds Zakas	12/02/08		38,022	—	5.49	12/02/18	—	—	—	—
	12/01/09		34,965	—	5.05	12/01/19	—	—	—	—
	11/30/10		34,965	—	3.52	11/30/20	—	—	—	—
	11/29/11		25,260	—	2.03	11/29/21	—	—	—	—
	12/01/15						4,975	57,014	—	—
	11/29/16	(4)					10,054	115,219	16,877	193,410
	11/28/17	(5)					24,174	277,034	27,051	310,004
Steven S. Heinrichs	08/08/18						41,981	481,102	—	—
Gregory S. Rogowski	12/01/09		85,839	—	5.05	12/01/19	—	—	—	—
	11/30/10		85,839	—	3.52	11/30/20	—	—	—	—
	11/29/11		70,684	—	2.03	11/29/21	—	—	—	—
	12/01/15						9,772	111,987	—	—
	11/29/16	(4)					14,378	164,772	24,134	276,576
	11/28/17	(5)					23,045	264,096	25,787	295,519

(1)	Option exercise prices are equal to the closing price of Common Stock on the NYSE on the respective grant dates.

(2)
RSUs granted on 12/01/15, 11/29/16, 1/23/17 and 11/28/17 each vest in equal installments on the first, second and third anniversaries of the respective grant dates. Mr. Heinrichs’ RSUs granted on 08/08/18 vest on the second anniversary of the date of grant.

(3)	“Market value” is calculated by multiplying the number of RSUs or PRSUs that have not vested by the adjusted closing price of Common Stock on the NYSE on September 28, 2018 of $11.46 per share.

(4)
Includes PRSUs awarded in fiscal 2017 for a three-year award cycle (fiscal 2017 through fiscal 2019). The PRSUs shown are based on actual performance for fiscal 2017 and 2018 and assumes target performance for fiscal 2019. Actual performances for fiscal 2017 and 2018 were 100.0% and 135.7% of target, respectively. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units”.

(5)
Includes PRSUs awarded in fiscal 2018 for a three-year award cycle (fiscal 2018 through fiscal 2020). The PRSUs shown are based on actual performance for fiscal 2018 and assume target performance for fiscal 2019 and 2020. Actual performance for fiscal 2018 was 135.7% of target. See “Compensation Discussion and Analysis — Compensation Elements — Long-Term Equity-Based Compensation — Performance-Based Restricted Stock Units”.

Option Exercises and Stock Vested Table
The following table shows stock options exercised and RSUs and PRSUs vested during fiscal 2018.

	Option Awards		RSU Awards		PRSU Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2) ($)	Number of Shares Earned on Vesting	Value on Vesting(2) ($)
Scott Hall	—	—	75,081	891,211	—	—
Marietta Edmunds Zakas	22,676	37,028	14,604	181,013	16,805	193,426
Gregory S. Rogowski	—	—	26,164	324,060	33,010	379,945
Evan L. Hart	342,922	2,485,868	26,886	332,974	—	—

(1)	Calculated by subtracting the exercise price of the option from the closing price of Common Stock on the NYSE on the exercise date, multiplied by the number of options exercised.

(2)	Calculated as the closing price of Common Stock on the NYSE on the vesting date multiplied by the number of RSUs or PRSUs that vested.
Pension Plan
None of our NEOs participate in a defined benefit pension plan. Each NEO participates in our 401(k) plan, under which we make matching contributions in accordance with the terms of that plan.

CEO Pay Ratio Disclosure
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information:
For fiscal 2018, (i) the annual total compensation of our median employee (excluding our CEO) was $58,992; and (ii) the annual total compensation of our CEO was $3,195,398. Based on this information, the ratio of the annual total compensation of our CEO to that of the median employee is approximately 54 to 1. Our employee population consists of approximately 2,600 employees located throughout the world, with approximately 88% in the United States, 5% in Canada, 6% in China and 1% elsewhere.
To identify the median employee for fiscal 2018, we included all part-time and full-time employees that were employed for any portion of fiscal 2018 so long as they were still actively employed on September 30, 2018. Earnings types used included regular pay (base salary for exempt population and hourly wages for non-exempt population), bonuses, overtime, shift pay and paid time off. Commissions and executive perquisites were omitted from the median employee selection calculation. Using this methodology, we determined the “median employee” was a full-time, hourly employee located in the United States.
Employment, Severance and Change-in-Control Arrangements
At September 30, 2018, we maintained employment agreements with each NEO. Each agreement provides for an annual equity opportunity, which is subject to the discretion of the Compensation Committee, and commensurate with their executive-level position. Each agreement also entitles the employee to receive reimbursement for financial planning services and the cost of an annual physical exam. The following table sets forth certain information with respect to these agreements.

Name	Base Salary Rate(1) ($)	Annual Target Bonus as Percent of Base Salary(2) (%)	Monthly Car Allowance ($)	Annual Vacation	Severance Benefits as Percent of Salary(3) (%)
Scott Hall	772,500	100.0	2,000	4 weeks	300.0
Marietta Edmunds Zakas	400,000	70.0	1,500	4 weeks	262.5
Steven S. Heinrichs	415,000	60.0	1,500	4 weeks	262.5
Gregory S. Rogowski	459,400	75.0	1,500	4 weeks	262.5

(1)	Salaries are reviewed annually. Amounts shown represent annual salary rates as of September 30, 2018.

(2)	Payout can range from zero to up to twice the amount of the target based on the satisfaction of predetermined financial and operational performance objectives.

(3)
Other severance benefits are paid in monthly installments over 24 months, in the case of Mr. Hall, and over 18 months in the case of each other NEO, together with a lump sum payment of unpaid salary and other benefits.

At September 30, 2018, we also maintained change-in-control agreements with each NEO. Under these agreements, upon a change-in-control (as defined in the agreement) of Mueller Water Products, Inc., all outstanding options and RSUs would immediately vest. The value of PRSUs reflects the pro rata portion of shares earned during the performance period and payout at target for future performance periods within the award cycle. In addition, if the executive’s employment is terminated other than for Cause or for Good Reason (each as defined in the agreement) within 24 months following a change-in-control, the executive would be entitled to a lump-sum severance payment equivalent to 2.0x base salary and annual incentive bonus (generally calculated as the average of actual annual incentive bonuses over the preceding three years) and continuation of certain benefits, such as group life and medical insurance coverage for a period of 24 months. The agreements also contain a “best-of-net” provision, so that, in the event excise taxes would be imposed on payments under the agreements, the NEO will either (1) pay the excise tax without assistance from the Company or (2) have the payments reduced to an amount at which an excise tax would no longer be payable, based on which result is more favorable to him or her on an after-tax basis.

Potential Payments Upon Termination or Change-in-Control
The following table sets forth the potential benefits each NEO would be entitled to receive upon termination of employment in the situations outlined below. The NEO would not be entitled to the severance benefits described below if he or she terminates employment without Good Reason or is terminated for Cause. The amounts shown are estimates and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for payment. The amounts shown are the amounts that could be payable under existing plans and arrangements if the NEO’s employment had terminated on September 30, 2018.
The termination events pursuant to which the NEOs are entitled to potential payments are as follows:
A - Severance arrangement for termination without cause or for good reason
B - Termination without cause after a change-in-control or, if applicable, sale of segment
C - Death, disability or retirement

Potential Payments Upon Termination or Change-in-Control Table
Name		Cash Severance ($)		Bonus Earned as of Event Date(1) ($)	Vesting of Unvested Long-Term Awards(2) ($)		Health, Welfare and Other Benefits Continuation(3) ($)	Outplacement(4) ($)	Total ($)
Scott Hall	A	2,376,923	(5)	1,009,839	—		36,586	25,000	3,448,348
	B	3,240,373	(6)	1,009,839	2,879,288		48,782	270,375	7,448,657
	C	—		—	2,122,736		—	—	2,122,736
Marietta Edmunds Zakas	A	1,080,769	(5)	338,173	—		42,102	25,000	1,486,044
	B	1,219,474	(6)	338,173	952,686		56,136	140,000	2,706,469
	C	—		—	710,383		—	—	710,383
Steven S. Heinrichs	A	1,121,298	(5)	48,557	481,102	(7)	168	25,000	1,676,125
	B	1,359,923	(6)	48,557	481,102		168	145,250	2,035,000
	C	—		—	481,102		—	—	481,102
Gregory S. Rogowski	A	1,791,263	(5)	450,401	—		6,066	25,000	2,272,730
	B	1,532,786	(6)	450,401	1,112,947		8,088	160,790	3,265,012
	C	—		—	854,497		—	—	854,497

(1)
Each is entitled to a pro rata share of the current fiscal year bonus in the event of termination without Cause or after a change-in-control. Amounts in this table assume a termination date of September 30, 2018 and represent the actual bonus paid for fiscal 2018 since this amount would not have otherwise been paid at that date.

(2)
The value of RSUs is the closing price of Common Stock on September 30, 2018 multiplied by the number of RSUs. The value of PRSUs reflects the pro rata portion of shares earned during the performance period and payout at target for future performance periods within the award cycle. The closing price of our Common Stock on September 30, 2018 on the NYSE was $11.46.

(3)	For all NEOs, excluding Mr. Heinrichs, welfare benefits are continued for up to 24 months from the separation date based on the current elections and plan premiums.

(4)
Services in Case A (without cause termination) will be reasonable in our sole discretion. Services in Case B (change-in-control termination) will be provided for up to two years, but will not exceed 35% of the NEO’s base salary at the time of termination.

(5)
Cash severance in Case A (without cause termination) is equal to a percentage of current annual base salary plus accrued vacation. The percentage applicable to Mr. Hall is 300%. The percentage applicable to Messrs. Heinrichs and Rogowski and Ms. Zakas is 262.5%. Other severance benefits are paid in monthly installments over 24 months in the case of Mr. Hall and over 18 months in the case of each other NEO, together with a lump sum payment of unpaid salary and other benefits.

(6)
Cash severance in Case B (change-in-control termination) for Messrs. Hall, Heinrichs and Rogowski and Ms. Zakas is equal to two times annual base salary plus two times the average bonus over the last three years, plus accrued vacation. Accrued vacation assumes no vacation has been taken.

(7)	In accordance with Mr. Heinrichs’ employment agreement, RSUs shall vest, and all restrictions shall lapse, upon termination.
BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table lists information as of December 6, 2018 regarding the number of shares of Common Stock beneficially owned by each incumbent director, each NEO, all of our directors and current executive officers as a group, and each person or group known by us to own more than 5% of our Common Stock. Unless otherwise noted, voting power and investment power in Common Stock are exercisable solely by the named person.
At December 6, 2018, there were 158,064,614 shares of Common Stock outstanding.

Name and Address of Beneficial Owner (1)	Aggregate Number of Shares of Common Stock Beneficially Owned (2)		Percent of Outstanding Common Stock
Shirley C. Franklin, Director	127,592	(3)	*
Scott Hall, Director, President and Chief Executive Officer	85,314	(4)	*
Thomas J. Hansen, Director	114,599	(3)	*
Jerry W. Kolb, Director	167,404	(3)	*
Mark J. O’Brien, Non-Executive Chairman	171,386	(3)	*
Bernard G. Rethore, Director	154,097	(3)	*
Lydia W. Thomas, Director	159,308	(3)	*
Michael T. Tokarz, Director	539,299	(3)	*
Marietta Edmunds Zakas Executive Vice President and Chief Financial Officer	367,166		*
Steven S. Heinrichs Executive Vice President, General Counsel, Secretary and Chief Compliance Officer	—		*
Gregory S. Rogowski Executive Vice President, Sales and Marketing	581,957		*
Evan L. Hart, Former Senior Vice President and Chief Financial Officer	145,530	(5)	*
All directors and executive officers as a group (17 individuals)	2,753,652		1.7%
Vanguard Group Inc. PO Box 2600, V26, Valley Forge, PA 19482-2600	12,715,730	(6)	8.0%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	10,435,774	(7)	6.6%
EARNEST Partners, LLC 1180 Peachtree Street, NE, Suite 2300, Atlanta, GA 30309	8,299,747	(8)	5.3%

*	Less than 1% of outstanding common stock

(1)	The address of each of our directors and executive officers is c/o Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.

(2)
Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of Common Stock referred to in the table. See “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for more information concerning outstanding equity awards to our NEOs and “Director Compensation — Director Compensation Summary” for more information concerning outstanding equity awards to our directors.

(3)
Each non-employee director is “retirement-eligible” under and for purposes of the 2006 Stock Plan. Accordingly, for purposes of this table, all outstanding equity-based awards are deemed vested. Beginning with the equity-based awards granted to directors in January 2014, all such awards to directors require a grantee who is or becomes retirement-eligible prior to an initial vesting date to remain in continuous service from the grant date through at least the first anniversary thereof to receive accelerated vesting upon retirement. The beneficial ownership reported in the table assumes each grantee of an award on January 24, 2018 will remain in continuous service through January 24, 2019.

(4)	Includes 19,011 RSUs that will vest within 60 days.

(5)	Reflects Mr. Hart’s beneficial ownership as of his retirement from the Company on December 31, 2017, as reported on the Form 4 filed with the SEC on December 6, 2017.

(6)
As reported on Schedule 13G/A filed with the SEC on February 9, 2018, Vanguard Group, Inc. has sole investment discretion with respect to 12,456,212 shares, sole voting power with respect to 247,080 shares, shared voting power with respect to 23,269 shares and shared investment discretion with respect to 259,518 shares as follows: (1) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 236,249 shares or 0.14% of the common stock outstanding of the company as a result of its serving as investment manager of collective trust accounts, and (2) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 34,100 shares or 0.02% of the common stock outstanding of the company as a result of its serving as investment manager of Australian investment offerings.

(7)	As reported on Schedule 13G/A filed with the SEC on January 25, 2018, Blackrock, Inc. has sole investment discretion of 10,435,774 shares and sole voting power with respect to 10,109,323 shares.

(8)
As reported on Schedule 13G/A filed with the SEC on September 10, 2018, EARNEST Partners, LLC has sole investment discretion with respect to 8,299,747 shares, sole voting power with respect to 2,032,393 and shared voting power with respect to 498,991 shares.

QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
When and where is the Annual Meeting?
Our Annual Meeting will be held on Wednesday, January 23, 2019 at 10:00 A.M., Eastern Time, in the Peachtree Dunwoody Room on the 3rd Floor of Building 500 at Northpark Town Center, located at 1100 Abernathy Road, N.E., in Atlanta, Georgia.
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will vote on matters summarized in this Proxy Statement. This Proxy Statement contains important information for you to consider when deciding how to vote.
Who is entitled to vote?
You may vote at the Annual Meeting, and any adjournment or postponement thereof, if you were a holder of record of our Common Stock at the close of business on December 6, 2018, the record date. On the record date, there were 158,064,614 shares of Common Stock outstanding. Each share of Common Stock represented at the Annual Meeting is entitled to one vote.
Who is soliciting my vote?
The Board is soliciting your proxy to vote your shares at the Annual Meeting. We made our proxy solicitation materials available to you on the Internet or, upon your request, we have delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies.
What is included in the proxy materials?
The proxy materials for the Annual Meeting include the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the Annual Report. If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting. These materials were first sent or made available to stockholders on or about December 13, 2018.
What proposals require my vote, what vote is required to approve each proposal, how will abstentions and broker non-votes be treated and how does the Board recommend I vote?

Voting Item	Voting Standard	Treatment of Abstentions & Broker Non-Votes	Board Recommendation
Elect Directors	Majority of votes cast	Not counted as votes cast and, therefore, no effect	FOR each director nominee
Approve executive compensation	Majority of votes cast	Not counted as votes cast and, therefore, no effect	FOR
Ratify Auditor	Majority of votes cast	N/A	FOR
Will any other business be conducted at the Annual Meeting?
Management is not aware of any items, other than those referred to in this Proxy Statement, that may properly come before the Annual Meeting.
How are proxies voted?
Shares represented by all valid proxies received on time will be voted as specified. If a valid proxy form is received and does not indicate specific choices, the shares will be voted in accordance with the Board’s recommendations. The Board has designated each of Scott Hall, Steven S. Heinrichs and Kristi O. Crawford as proxies for the Annual Meeting.

How may I vote?
If your shares are registered directly in your name with our transfer agent, you are a “registered stockholder.” Registered stockholders may vote by:

•	Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials email or proxy card that you received (we encourage you to vote in this manner);

•	Telephone through the number noted in the proxy card that you received (if you received a proxy card);

•	Signing and dating your proxy card (if you received a proxy card) and mailing it to the indicated address; or

•	Attending the Annual Meeting and voting in person.
If your shares are held in a bank or brokerage account, you are a “beneficial stockholder” and you should refer to the instructions provided by your bank, brokerage or other nominee regarding how to vote your shares.
If you plan to vote other than by attending the Annual Meeting and voting in person, your vote must be received by 11:59 P.M., Eastern Time on January 22, 2019.
How can I change my vote?
You can revoke a proxy prior to the completion of voting at the Annual Meeting by:

•	Voting again using the Internet or by telephone prior to the Annual Meeting;

•	Delivering a later-dated proxy card; or

•	Voting in person at the meeting (if you are a beneficial stockholder).
What constitutes a quorum for the Annual Meeting?
The holders of a majority of the voting power of the outstanding shares of Common Stock at the close of business on the record date must be present, either in person or represented by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Shares represented by proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by proxies received but reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
We are permitted by SEC rules to furnish proxy materials to stockholders by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The Notice provides instructions on how to access and review the Proxy Statement and the Annual Report over the Internet at www.proxyvote.com (for beneficial stockholders) and www.edocumentview.com/mwa (for registered stockholders), and how to submit a proxy over the Internet. If you would like to receive a paper or email copy of the proxy materials, please follow the instructions in the Notice.
What does it mean if I receive more than one Notice, proxy materials email or proxy card?
It means you have multiple accounts holding Common Stock with brokers and/or our transfer agent. You will need to vote separately with respect to each Notice, proxy materials email or proxy card you receive.
What do I need to do if I want to attend the Annual Meeting?
Attendance at the Annual Meeting is limited to our stockholders, members of their immediate families or their representatives. To gain admittance to the Annual Meeting, you may be required to show evidence that you were a holder of Common Stock on the record date. We reserve the right to limit the number of representatives who may attend the Annual Meeting.

How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Alliance Advisors LLC to assist with the solicitation of proxies for an estimated fee of $11,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial holders of Common Stock. Our directors, officers and employees also may solicit proxies in return for no additional compensation.
GENERAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a company’s common stock (together, “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC rules to furnish companies with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms furnished to us and written representations from the executive officers and directors, we believe our Reporting Persons complied with all Section 16 filing requirements during fiscal 2018.
Other Business for Presentation at the Annual Meeting
The Board and management do not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business that other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of Mueller Water Products, Inc.
Other Information
Consolidated financial statements for Mueller Water Products, Inc. are included in the 2018 Annual Report filed with the SEC, 100 F Street, N.E., Washington, D.C. 20549, and the New York Stock Exchange. A copy of the 2018 Annual Report (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328. The 2018 Annual Report is also available on the SEC’s website at www.sec.gov or on our website at www.muellerwaterproducts.com.

STOCKHOLDER INFORMATION
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement
SEC rules permit stockholders to submit proposals for inclusion in our proxy statement if the stockholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act.

•	When to submit? Any stockholder proposals submitted in accordance with Rule 14a-8 must be received at our principal executive offices no later than August 15, 2019.

•	Where to submit? Proposals should be addressed to Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.

•	What to submit? Proposals must conform to and include the information required by Rule 14a-8.
We encourage stockholders to contact our Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about us.
Procedures for Business Matters and Director Nominations for Consideration at Next Year’s Annual Meeting of Stockholders
Our Bylaws provide that any stockholder proposal, including director nominations, that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at next year’s annual meeting of stockholders must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date we commenced mailing these proxy materials.

•	When to submit? Stockholder proposals submitted under these Bylaw provisions must be received no earlier than August 15, 2019 and no later than September 14, 2019.

•	Where to submit? Proposals should be addressed to Corporate Secretary, Mueller Water Products, Inc., 1200 Abernathy Road, N.E., Suite 1200, Atlanta, Georgia 30328.

•
What to submit? Proposals must include the information required by our Bylaws, which are available on our website. If the notice delivered to our Corporate Secretary does not contain all of the information specified in our Bylaws, the proposed business will not be transacted at the annual meeting.

By Order of the Board of Directors.
Steven S. Heinrichs
Corporate Secretary
Atlanta, Georgia
December 13, 2018

Exhibit A
Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

2018
	GAAP	Reporting Adjustments	Adjusted Non-GAAP As Reported	Other Adjustments	Performance Evaluation Basis - Adjusted
(in millions)
Cash Flow from Operations	$133.1	$—	$133.1	$10.7	$143.8

Net sales	$916.0	$—	$916.0	$—	$916.0
Cost of goods sold	626.1	(14.1)	612.0	5.1	617.1
Gross profit	289.9	14.1	304.0	(5.1)	298.9
Operating expenses:
Selling, general and administrative expenses	166.7	—	166.7	—	166.7
Gain on sale of idle property	(9.0)	9.0	—	—	—
Strategic reorganization and other charges	10.5	(10.5)	—	—	—
Operating income	$121.7	$15.6	$137.3	$(5.1)	$132.2

A-1

MUELLER Mueller Water Products

C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 22, 2019.

Vote by Internet

- Go to **www.envisionreports.com/MWA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS, AND "FOR" ITEMS 2 AND 3.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Shirley C. Franklin	☐	☐	☐	02 - Scott Hall	☐	☐	☐	03 - Thomas J. Hansen	☐	☐	☐
04 - Jerry W. Kolb	☐	☐	☐	05 - Mark J. O'Brien	☐	☐	☐	06 - Christine Ortiz	☐	☐	☐
07 - Bernard G. Rethore	☐	☐	☐	08 - Lydia W. Thomas	☐	☐	☐	09 - Michael T. Tokarz	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 3 9 4 9 9 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Important notice regarding the Internet availability of proxy materials for the 2019 Annual Meeting of Stockholders of Mueller Water Products, Inc. The Proxy Statement and the 2018 Annual Report are available at: www.envisionreports.com/MWA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

MUELLER Mueller Water Products

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Proxy — MUELLER WATER PRODUCTS, INC.

2019 Annual Meeting of Stockholders - January 23, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Scott Hall, Steven S. Heinrichs and Kristi O. Crawford and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes each of them to represent and vote, as provided on the other side, all the shares of Mueller Water Products, Inc. Common Stock which the undersigned is entitled to vote, and, in his or her discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Stockholders of the Company to be held on January 23, 2019 or at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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MUELLER Mueller Water Products

C 1234567890

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Vote by Internet

- Go to **www.envisionreports.com/MWA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Stockholder Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the Mueller Water Products, Inc. Annual Meeting to be Held on January 23, 2019

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, Annual Report and other proxy materials are available at:

www.envisionreports.com/MWA

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/MWA** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 11, 2019 to facilitate timely delivery.

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Stockholder Meeting Notice

The 2019 Annual Meeting of Stockholders of Mueller Water Products, Inc. (the "Company") will be in the Peachtree Dunwoody Room, 500 Northpark Building, 3rd Floor, 1100 Abernathy Road, N.E., Atlanta, Georgia, on Wednesday, January 23, 2019 at 10:00 a.m. (Eastern Time).

Proposals to be considered at the Annual Meeting:

Management recommends a vote "FOR" items 1, 2 and 3.

The Board of Directors has fixed the close of business on December 6, 2018 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/MWA**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Mueller Water Products, Inc" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by January 11, 2019.

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